Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

SEMTECH CORPORATION,

a Delaware corporation;

SIERRA MONOLITHICS, INC.,

a California corporation;

SMI MERGER CORP.,

a California corporation; and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

solely in its capacity as Shareholders’ Representative.

Dated as of November 18, 2009

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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-iv-	*Confidential Treatment Requested

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EXHIBITS

Exhibit A	–	Certain Definitions

Exhibit B	–	Form of Charter Amendment

Exhibit C	–	Form of Agreement of Merger

Exhibit D	–	Form of Escrow Agreement

Exhibit E	–	Form of Parachute Payment Waiver

Exhibit F	–	Form of Legal Opinion of Morrison and Foerster LLP

Exhibit G-1	–	Form of Notice to IRS

Exhibit G-2	–	Form of FIRPTA Notification Letter

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Exhibit 2.1

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of November 18, 2009, by and among: Semtech Corporation, a Delaware corporation (“Parent”); SMI Merger Corp., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Sierra Monolithics, Inc., a California corporation (the “Company”); and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative (the “Shareholders’ Representative”). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the California General Corporation Law (the “CGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, this Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company;

WHEREAS, simultaneously with the execution of this Agreement, holders of approximately 85% of the issued and outstanding shares of Company Common Stock and holders of approximately 94% of the issued and outstanding shares of the Company Preferred Stock have approved by written consent the principal terms of this Agreement (including the Agreement of Merger) in accordance with applicable Legal Requirements and the Company Constituent Documents; and

WHEREAS, simultaneously with the execution of this Agreement, holders of approximately 85% of the issued and outstanding shares of Company Common Stock, approximately 94% of the issued and outstanding shares of the Company Preferred Stock, approximately 80% of the issued and outstanding shares of the Series A Preferred Stock and 100% of the issued and outstanding shares of the Series B Preferred Stock have approved by written consent an amendment to the Company’s Articles of Incorporation in the form attached hereto as Exhibit B (the “Charter Amendment”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.

THE MERGER

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, Los Angeles, California 90071 at 10:00 a.m. Pacific Time on a date to be designated by Parent after the date on which the last of the conditions set forth in Article 6 and Article 7 has been satisfied or waived in writing (except for conditions which in accordance with their terms must be satisfied at the Closing) or at such other date and time as the parties may mutually agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Subject to the provisions of this Agreement, an agreement of merger satisfying the applicable requirements of the CGCL and in the form of Exhibit C (the “Agreement of Merger”) shall be duly executed by the Company and Merger Sub and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of California for filing. The Merger shall become effective upon the date and time of the filing of the Agreement of Merger with the Secretary of State of the State of California or such other date and time as Parent and the Company may mutually agree and include in the Agreement of Merger (the “Effective Time”).

1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually determined by Parent and the Company prior to the Effective Time:

(a) the Articles of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the CGCL, except that the name of the Surviving Corporation shall be Sierra Monolithics, Inc.;

(b) the Bylaws of Merger Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until thereafter amended in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and the CGCL;

(c) the directors of Merger Sub immediately prior to the Effective Time shall be appointed as and shall be the directors of the Surviving Corporation immediately after the Effective Time; and

(d) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

1.5 Conversion of Shares. Subject to Sections 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder:

(a) each share of Company Capital Stock, other than Excluded Shares, shall be converted into the right to receive that portion of the Total Merger Consideration as set forth in this Section 1.5.

(b) each share of Company Common Stock, other than Excluded Shares, outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) as soon as practicable after the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to the Per Share Common Closing Consideration and (ii) upon release pursuant to the terms of the Escrow Agreement, an amount in cash equal to the Per Share Common Escrow Consideration, subject to reduction, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article 9 of this Agreement;

(c) each share of Series A Preferred Stock, other than Excluded Shares, outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) as soon as practicable after the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to $4.1075 (the “Per Share Series A Closing Consideration”); and (ii) upon release pursuant to the terms of the Escrow Agreement, an amount in cash equal to $.4564 (the “Per Share Series A Escrow Consideration”), subject to reduction, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article 9 of this Agreement;

(d) each share of Series B Preferred Stock, other than Excluded Shares, outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) as soon as practicable after the Effective Time as provided in Section 1.8, an amount in cash, without interest, equal to the Per Share Common Closing Consideration; and (ii) upon release pursuant to the terms of the Escrow Agreement, an amount in cash equal to the Per Share Common Escrow Consideration, subject to reduction, if any, to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article 9 of this Agreement;

(e) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(f) each share of Company Capital Stock held by Parent, Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(g) For purposes of this Agreement, the term

(i) “Escrow Amount” shall mean $18,000,000;

(ii) “Excess Transaction Expenses” shall mean the amount of Transaction Expenses that exceed an aggregate of $[…***…];	*

(iii) “Per Share Common Closing Consideration” shall mean the quotient obtained by dividing (A) the Total Merger Consideration, plus the aggregate exercise price of Vested Company Options outstanding and that will be cashed out pursuant to Section 1.6(a), minus the Total Series A Closing Consideration, minus the Escrow Amount by (B) the sum of (x) the number of shares of Company Common Stock outstanding immediately prior to

3	*Confidential Treatment Requested

the Effective Time, (y) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and (z) the number of Vested Company Options that will be cashed out pursuant to Section 1.6(a) outstanding immediately prior to the Effective Time;

(iv) “Per Share Common Escrow Consideration” shall mean the quotient obtained by dividing (A) the Escrow Amount minus the Series A Escrow Amount by (B) the sum of (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (y) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and (z) the number of Vested Company Options that will be cashed out pursuant to Section 1.6(a) outstanding immediately prior to the Effective Time;

(v) “Series A Escrow Amount” shall mean a number equal to the product of (A) the Per Share Series A Escrow Consideration by (B) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time;

(vi) “Total Merger Consideration” shall be equal to (a) $180,000,000, minus (b) Excess Transaction Expenses minus (c) the Shareholders’ Representative Funds; and

(vii) “Total Series A Closing Consideration” shall mean a number equal to the product of (A) the Per Share Series A Closing Consideration multiplied by (B) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

For the avoidance of doubt, Parent shall not be required to pay any amounts pursuant to Section 1.5 and Section 1.6(a) hereunder to the holders of Company Capital Stock and Vested Company Options in excess of the Total Merger Consideration. To the extent that, during the Pre-Closing Period, there is a change in the conversion ratio of the Series B Preferred Stock, or the number of shares of Series A Preferred Stock outstanding, or any other event which would cause the payments contemplated by Section 1.5 and Section 1.6(a) to be in excess of the Total Merger Consideration, then the amounts contemplated to be so paid as set forth therein shall be proportionately or equitably adjusted to give effect to any such change or event such that the aggregate payments required to be made pursuant to such Section 1.5 and Section 1.6(a) shall not exceed the amount of the Total Merger Consideration.

1.6 Company Options.

(a) Parent shall not assume any Vested Company Options in connection with the transactions contemplated hereby. Rather, at the Effective Time, by virtue of the Merger, without any action on the part of any holder of any Company Options and pursuant to the terms of the Company Stock Option Plans, each Vested Company Option shall be cancelled, and the holder of each Vested Company Option shall be entitled to receive, in full satisfaction of the rights of such holder with respect thereto: (i) an amount in cash equal to the product of (A) the excess of (1) the Per Share Common Closing Consideration, less (2) the exercise price per share of Company Common Stock subject to such Vested Company Option, multiplied by (B) the number of shares of Company Common Stock subject to such Vested Company Option (such amount, the “Option Payment,” and the sum total of all payments to holders of Vested Company Options pursuant to this Section 1.6(a) shall be referred to collectively as the “Aggregate Option Payment”); and (ii) upon release pursuant to the terms of the Escrow Agreement, an amount in cash equal to the product of (A) the Per Share Common Escrow Consideration, multiplied by (B) the number of shares of Company Common Stock subject to such Vested Company Option; provided, however, that the distribution and amount of the Per Share Common Escrow Consideration is subject to reduction to satisfy indemnification obligations in accordance with the terms of the Escrow Agreement and Article 9 of this Agreement. An amount of cash equal to the Aggregate Option Payment shall be delivered by Parent promptly after the Effective Time to the Company. Within five Business Days following the Closing Date, the Surviving Corporation shall distribute to each holder of cancelled Vested Company Options an amount equal to his or her Option Payment.

(b) The terms of each outstanding unvested Company Option shall be adjusted as necessary to provide that, at the Effective Time, each unvested Company Option that is then outstanding under the Company Stock Option Plans shall be converted, replaced, substituted or assumed by Parent in accordance with the terms of the Company Stock Option Plans and the stock option agreements by which such Company Option is evidenced (the “Substituted Options”). Parent shall assume the Company Stock Option Plans at the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall result in Parent having “Assumed” the Company Options within the meaning of the Company’s 2007 Stock Incentive Plan. All rights with respect to Company Common Stock under each Substituted Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall convert, replace, substitute or assume each such Substituted Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the Company Stock Option Plans under which it was originally issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Substituted Option may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Substituted Option shall be equal to the number of shares of Company Common Stock subject to such Substituted Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Substituted Option shall be adjusted by dividing the per share exercise price under such Substituted Option by the Option Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Substituted Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Substituted Option shall otherwise remain unchanged. The term “Option Exchange Ratio” shall be equal to the fraction (rounded to the third decimal point) obtained by dividing the Per Share Common Closing Consideration by the Parent Stock Price. “Parent Stock Price” shall mean the average of the closing sales prices for one share of Parent Common Stock on the NASDAQ Global Select Market on the five trading days ending three Business Days prior to the Closing Date.

(c) The Company shall take all requisite action to effectuate the foregoing provisions of this Section 1.6, including making any changes to the Company Stock Option Plans as Parent and the Company may reasonably agree are appropriate to give effect to the Merger.

1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Company Shareholders, except the right to receive the Merger Consideration and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates.

(a) No later than two Business Days prior to the Closing, the Company will deliver to Parent a spreadsheet setting forth: (i) the names of all the Company Shareholders and holders of Company Options and their respective addresses and, where available, taxpayer identification numbers; (ii) the number and class or series of shares of Company Capital Stock held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers, and, in the case of outstanding Company Options, the respective instrument numbers and plan or agreement pursuant to which such options were granted; (iii) the exercise price per share in effect for each Company Option; (iv) the amount of cash payable to each Company Shareholder in exchange for the shares of Company Capital Stock held by such Persons (and amount of cash, if any, required to be deducted and withheld from such Persons for Taxes); (v) the amount of cash payable to each holder of a Vested Company Option in exchange for the Vested Company Option held by such Persons (and amount of cash, if any, required to be deducted and withheld from such Persons for Taxes); (vi) the number of shares of Parent Common Stock subject to, and exercise price of, each option to acquire Parent Common Stock issuable to each holder of unvested Company Options and whether such option is an incentive stock option or non-qualified stock option under the Code (and amount of cash required to be deducted and withheld from such Persons for Taxes); and (vii) each Effective Time Holder’s Pro Rata Share and the interest in dollar terms of each Effective Time Holder in the Escrow Fund (such spreadsheet, the “Merger Consideration Allocation Schedule”). The Company shall deliver a copy of the Merger Consideration Allocation Schedule to the Shareholders’ Representative.

(b) Prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). Promptly, but in no event later than one Business Day, after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent in trust for the benefit of the holders of Company Stock Certificates immediately available funds in an amount not less than the amount necessary to make the payments for the shares of the Company Capital Stock contemplated by Section 1.5 (such amount, the “Exchange Fund”).

(c) Within five Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Company Stock Certificates a letter of transmittal in customary form, and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company

Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, each holder of a Company Stock Certificate shall receive in exchange therefor, the Merger Consideration payable at Closing with respect to the shares formerly represented by such Company Stock Certificate as soon as practicable after the Effective Time. All Company Stock Certificates so surrendered shall be cancelled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate. Parent shall deliver a copy of the letter of transmittal to the Shareholders’ Representative.

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for the consideration relating thereto.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any portion of the Exchange Fund properly delivered to any public official as required by any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock held by a holder who, pursuant to Chapter 13 of the CGCL or any successor provision, has the right to dissent to the Merger and demand payment for such shares and has not failed to perfect, withdrawn or lost such rights (“Dissenting Shares”) in accordance with the CGCL, shall not be converted into the right to receive the Merger Consideration. If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder’s Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, such holder would have otherwise been entitled to receive in accordance with Section 1.5 of this Agreement. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Chapter 13 of the CGCL or any respective successor provision to such provision and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Capital Stock and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the CGCL, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10 Escrow Fund. Upon the Closing, Parent shall withhold the Escrow Amount and deliver it to Wells Fargo Bank, National Association, a national banking association (the “Escrow Agent”), to be held by the Escrow Agent as collateral (the “Escrow Fund”) and security for the rights of the Indemnitees under Article 9 hereof. The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit D (the “Escrow Agreement”). Subject to the next sentence of this Section 1.10, the Escrow Fund shall be held as an indemnification fund by the Escrow Agent until 11:59 p.m. Pacific Time on the date that is the first-year anniversary of the Closing Date (the “Escrow Period”). In the event any Indemnitee has made a claim under Article 9 prior to the end of the Escrow Period, then the Escrow Period shall continue (and the Escrow Agent will continue to hold only that portion of the Escrow Fund in escrow equal to the claimed amount) until such claim is fully and finally resolved. In the event that the principal terms of this Agreement and the Agreement of Merger are approved by the Company Shareholders, then all such Company Shareholders shall, without any further act of any Company Shareholder, be deemed to have consented to and approved (a) the use of the Escrow Fund as collateral to secure the rights of the Indemnitees under Article 9 in the manner set forth herein and in the Escrow Agreement and (b) the appointment of the Shareholders’ Representative as the representative under the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares).

1.11 Shareholders’ Representative Funds. Upon the Closing, Parent shall pay to the Shareholders’ Representative an amount equal to $300,000 to be held by the Shareholders’ Representative (the “Shareholders’ Representative Funds”) in a segregated, non-interest bearing account to be used for the expenses incurred by the Shareholders’ Representative while acting on behalf of the Company Shareholders under the authorization granted in Section 10.1. Promptly after the resolution of all claims against the Escrow Fund, the Shareholders’ Representative will distribute any remaining Shareholders’ Representative Funds to the Effective Time Holders in accordance with each such holder’s Pro Rata Share.

1.12 Withholding Taxes. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any current or former Company Securityholder pursuant to this Agreement such amounts as Parent or the Surviving Corporation is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and the Escrow Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule, which shall qualify the representations and warranties of the Company set forth in this Article 2 and which shall be organized in parts corresponding to the numbering in this Article 2 with disclosures in each part specifically corresponding to or cross-referencing another part of the Company Disclosure Schedule specifically corresponding to a particular Section and Subsection of this Article 2 and which disclosures shall also be deemed to qualify any other section, subsection or clause of the Company Disclosure Schedule to the extent that it is clear, upon a reading of the actual text of such disclosure, without any independent knowledge on the part of the reader regarding the matter disclosed or any review of any external document or matter referred to by such disclosure that such disclosure is responsive to such other section or subsection of this Article 2, the Company represents and warrants as of the date of this Agreement and as of the Closing Date as follows:

2.1 Due Organization; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.

(b) The Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. Part 2.1(b) of the Company Disclosure Schedule sets forth as of the date of this Agreement an accurate and complete list of the jurisdictions in which the Company is authorized to do business.

(c) Part 2.1(c) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company Board, (ii) the names of the members of each committee of the Company Board and (iii) the names and titles of the officers of the Company.

(d) The Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company is not obligated to make any future investment in or capital contribution to any Entity.

2.2 Articles of Incorporation and Bylaws; Records. The Company has made available to Parent accurate and complete copies of the following documents: (a) the Articles of Incorporation and Bylaws, including all amendments thereto, of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings (including any actions taken by written consent or otherwise without a meeting) of the Company Shareholders, the Company Board or any committee of the Company Board for meetings held and consents entered into since January 1, 2007 (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings of the Company Shareholders, the Company Board or any committee of the Company Board that are not fully reflected in the Company Constituent Documents. There has not been any material violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Parent, are accurate and complete in all material respects and have been maintained in accordance with sound business practices. At the Effective Time, all such books and records will be in the possession of the Company.

2.3 Authority; Binding Nature of Agreement. Subject to approval of this Agreement by the Company Shareholders, the Company has the right, power and authority to enter into and to perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors and (b) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

2.4 Capitalization, Etc.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 13,720,746 shares have been issued and are outstanding; and (ii) 31,177,994 shares of Company Preferred Stock, of which (A) 10,039,783 have been designated Series A Preferred Stock, 9,838,290 of which are outstanding and (B) 21,138,211 have been designated Series B Preferred Stock, all of which are outstanding. Each share of Series A Preferred Stock is convertible into 1.279479 shares of Company Common Stock. Each share of Series B Preferred Stock is convertible into one share of Company Common Stock. The Company holds no treasury shares. There are no other issued and outstanding shares of capital stock or other securities of the Company and no outstanding commitments or Contracts to issue any shares of capital stock or other securities of the Company other than pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans. Part 2.4(a) of the Company Disclosure Schedule accurately sets forth, as of the date hereof, the name of each Person that is the registered owner of any shares of Company Common Stock or Company Preferred Stock and the number of such shares so owned by such Person, and the number of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company as of the date hereof. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Company’s Articles of Incorporation or Bylaws, or any Contract to which the Company is a party or by which the Company is bound. All issued and outstanding shares of Company Capital Stock were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. There is no Liability for dividends declared or accrued and unpaid by Company. The Company is not under any obligation to register under the Securities Act any shares of Company Capital Stock or any other securities of the Company, whether currently outstanding or that may subsequently be issued.

(b) The Company has authorized 16,302,643 shares of Company Common Stock for issuance under the Company Stock Option Plans, of which options to purchase 12,803,268 shares are outstanding as of the date of this Agreement. Part 2.4(b)(i) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option outstanding as of the date hereof (whether vested or unvested): (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the exercise price per share of Company Common Stock purchasable under such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; (vi) the vesting schedule of each such Company Option; and (vii) whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement and the extent of any such acceleration. Part 2.4(b)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all holders of outstanding Company Options that are held by Persons that are not Employees (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company. All issued and outstanding Company Options were issued in compliance, in all material respects, with all applicable Legal Requirements and all requirements set forth in applicable Contracts. All unvested Company Options to be converted, replaced, substituted or assumed by Parent pursuant to Section 1.6(b) were granted under, and in compliance with, Rule 701 promulgated under the Securities Act and any applicable guidance issued thereunder.

(c) No bonds, debentures, notes or other Indebtedness of the Company (i) having the right to vote on any matters on which Company Shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting securities of the Company, is issued or outstanding as of the date hereof (collectively, “Company Voting Debt”).

(d) Except for the Company Options described in Part 2.4(b)(i) of the Company Disclosure Schedule, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. There are no Contracts relating to voting, purchase or sale of any shares of Company Capital Stock (i) between or among the Company and any Company Securityholders, other than written contracts granting the Company the right to purchase unvested shares upon termination of employment or service and (ii) to the Company’s Knowledge, between or among any of the Company Securityholders. Neither the Company Stock Option Plans nor any Contract of any

character to which the Company is a party to or by which the Company is bound relating to any Company Options require or otherwise provide for any accelerated vesting of any Company Options in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company, Parent, or any of their respective Subsidiaries, or any other event, before, upon or following the Merger or otherwise.

(e) The Merger Consideration Allocation Schedule will accurately set forth, as of the Closing, the name of each Person that is the registered owner of any shares of Company Capital Stock and/or Company Options and the number and class of such shares of Company Capital Stock so owned, or subject to Company Options so held, by such Person. The number of such shares set forth as being so owned, or subject to Company Options so owned, by such Person will constitute the entire interest of such Person in the issued and outstanding capital stock, voting securities or other securities of Company. As of the Closing, no other Person not disclosed in the Merger Consideration Allocation Schedule will have a right to acquire any shares of Company Capital Stock and/or Company Options from the Company. In addition, the shares of Company Capital Stock and/or Company Options disclosed in the Merger Consideration Allocation Schedule will be, as of the Closing, free and clear of any Encumbrances created by the Company’s Articles of Incorporation or Bylaws or any Contract to which the Company is a party or by which it is bound.

(f) The Company Stock Option Plans, and any material amendments thereto, have been approved by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the time such Company Stock Option Plans or material amendments thereto, as applicable, were approved by the Company Shareholders. Neither of the Company Stock Option Plans includes any “reload” or “evergreen” provision allowing for automatic replenishment of the shares available for issuance thereunder. Except as provided in Section 5.5, no amendment to the Company Stock Option Plans has been made in contemplation of the Merger.

2.5 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement or the Escrow Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Escrow Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Constituent Documents (for the avoidance of doubt, as amended by the Charter Amendment);

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement (other than the right to exercise dissenters’ rights under the CGCL) or the Escrow Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order, writ, injunction, judgment or decree to which the Company, or any of the assets owned, used or controlled by the Company, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend,

cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify in any material respect any such Material Contract;

(e) require any filing with, notice to or consent from any Person (other than any Governmental Body), except for any such failures to file with, notify or obtain consent from any Person that would not be material to the Company; or

(f) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

No filing with, notice to or consent from any Governmental Body is required in connection with (1) the execution, delivery or performance of this Agreement or the Escrow Agreement, or (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Escrow Agreement, except for (x) the filing of the Charter Amendment and the Agreement of Merger with the Secretary of State of the State of California, and (y) the pre-merger notification filings required pursuant to the HSR Act.

2.6 Financial Statements.

(a) Attached as Part 2.6 of the Company Disclosure Schedule are the following financial statements (collectively, the “Company Financial Statements”): (a) the audited consolidated balance sheet of the Company as of December 31, 2008 (the “Balance Sheet”) and the related audited consolidated statements of operations, stockholders’ deficits and cash flows for the fiscal year then ended, including any notes thereto, together with the report thereon of the Company’s independent certified public accountants; and (b) the unaudited consolidated balance sheet of the Company as of October 31, 2009 and the related unaudited consolidated statements of income, stockholders’ deficits and cash flows for the nine months then ended (the “Interim Balance Sheet”). The Company Financial Statements are correct and complete in all material respects, are consistent with the books and records of the Company and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the unaudited financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet). The Company Financial Statements fairly present the consolidated financial condition and the results of operations, changes in shareholders’ equity and cash flow of the Company as of the respective dates and for the periods indicated therein. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company. The Company is not a party to any off-balance sheet arrangements the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Company.

(b) The Company has established and maintains a system of internal accounting controls sufficient to: (i) provide reasonable assurances that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board; (ii) provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company; and (iv) ensure the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company nor, to the Company’s Knowledge, the Company’s independent auditors or any Employee, consultant or director of the Company has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other Employees, consultants, directors or management of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Company’s Knowledge, any Representative of the Company has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements.

(c) Part 2.6(c) of the Company Disclosure Schedule accurately lists all indebtedness of the Company and its Subsidiaries (i) for money borrowed, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person (collectively, “Indebtedness”), including, for each item of Indebtedness, the agreement governing the Indebtedness and the interest rate, maturity date and any assets or properties securing such Indebtedness. All Indebtedness may be prepaid at the Closing without penalty under the terms of the Contracts governing such Indebtedness. The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

2.7 No Undisclosed Liabilities. […***…] Company has no material debt, financial obligation or liability (including, any such item that is unmatured, unaccrued, contingent, indirect, conditional, vicarious, derivative, joint, several or secondary) except for: (a) Liabilities set forth in the “liabilities” column of the Interim Balance Sheet; (b) Liabilities incurred by the Company since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practices; (c) Liabilities under the Material Contracts or other items set forth in the Company Disclosure Schedule, to the extent the nature and magnitude of such Liabilities can be specifically ascertained by reference to the text of such Material Contracts or any such item in the Company Disclosure Schedule; and (d) Transaction Expenses.

*

14	*Confidential Treatment Requested

2.8 Absence of Changes. (a) Since September 30, 2009, the Company has conducted its business only in the ordinary course consistent with past practices and (b) since the date of the Interim Balance Sheet, there has not been a Material Adverse Effect on the Company nor has there occurred any event or development which would reasonably be expected to result in a Material Adverse Effect, and the Company has not taken any of the actions set forth in Section 4.2(b).

2.9 Title to Assets. The Company has good and valid title to, or a valid leasehold interest in, all of the assets and properties used in the Company’s business (other than Proprietary Rights which is covered by Section 2.13) or shown on the Balance Sheet, free and clear of any Encumbrance, except for those assets or properties disposed of in the ordinary course of business since the date of the Balance Sheet. Such assets and properties (other than Proprietary Rights which is covered by Section 2.13) are sufficient in all material respects for the continued operation of the business of the Company as presently being conducted. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the Company’s business are (a) suitable for the uses to which they are currently employed, (b) in good operating condition, except for reasonable wear and tear, (c) regularly and properly maintained and (d) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business. As of the date of the Balance Sheet, all properties used in the operations of the Company are reflected on the Balance Sheet to the extent required under GAAP to be so reflected.

2.10 Bank Accounts; Receivables; Inventories.

(a) Part 2.10(a) of the Company Disclosure Schedule contains an accurate, correct and complete list of the names and addresses of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

(b) Part 2.10(b) of the Company Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Interim Balance Sheet and indicates the amounts of allowances for sales returns, doubtful accounts and warranty returns (which allowances were calculated on a basis consistent with GAAP and past practices) and the amounts of accounts receivable which are subject to asserted warranty claims. All existing accounts receivable (including those accounts receivable that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the date of the Interim Balance Sheet and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, are current and will be collected in full when due, without any counterclaim or set off, other than any allowance for doubtful accounts reflected on the Interim Balance Sheet. No amount of accounts receivable is contingent upon the performance by the Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

(c) Except as has been reserved against on the Interim Balance Sheet, all the inventory of the Company reflected on the Interim Balance Sheet was properly stated therein at standard cost determined in accordance with GAAP consistently maintained and applied by the Company and currently is stated at the lower of such cost or current market value, and was, and all the inventory thereafter acquired and maintained by the Company through the Closing Date will have been, acquired and maintained in the ordinary course of business. Except as has been reserved against on the Interim Balance Sheet, all the inventory recorded on the Interim Balance Sheet consists of, and all inventory of the Company on the Closing Date will consist of, items of a quality usable or saleable in the ordinary course of business and are and will be in quantities sufficient for use or sale in the ordinary course of business, with such exceptions since the date of the Interim Balance Sheet as may arise in the ordinary course of business.

2.11 Compliance with Legal Requirements, Governmental Authorizations.

(a) Without limiting the scope of any other representation in this Article 2, the Company has complied in all material respects with all Legal Requirements, Orders and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets.

(b) Part 2.11(b) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each material Governmental Authorization that is held by the Company (or for which the Company has applied) that relates to the business of, or any of the material assets owned or used by, the Company, all of which are valid and in full force and effect. The Governmental Authorizations listed in Part 2.11(b) of the Company Disclosure Schedule collectively constitute all the material Governmental Authorizations necessary to permit the Company to conduct its business, lawfully in the manner in which it currently conducts such business and to permit the Company to own and use its assets in the manner in which it owns and uses such assets.

(c) The Company (including any of its officers, directors, Employees or, to its Knowledge, other Person associated with the Company or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery laws applicable to the Company in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations.

(d) The Company has not received at any time since January 1, 2007 any written notice from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement, Order or

Governmental Authorization, or any actual, alleged or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature that is or was in each such case material to the Company.

2.12 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or, to the Knowledge of the Company, used or controlled by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or the Escrow Agreement. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no Order to which the Company, or any of the assets owned by it, is subject. To the Knowledge of the Company, no Company Shareholder, officer or other Employee is subject to any Order that prohibits such Company Shareholder, officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business. To the Knowledge of the Company, there is no proposed material Order that, if issued or otherwise put into effect (i) would have an adverse effect on the Company’s business, condition, assets, Liabilities, operations, financial performance, net income or prospects or on the ability of the Company or any Company Shareholder to comply with or perform any covenant or obligation under the Escrow Agreement or (ii) would have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated under this Agreement.

2.13 Intellectual Property.

(a) The Company either has exclusive right, title and interest in and to all Company Proprietary Rights, free and clear of all Encumbrances, or otherwise has a valid right to use and exploit all Company Proprietary Rights that are currently used or currently proposed to be used in the business of the Company as conducted prior to or on the date of this Agreement, including all Company Proprietary Rights that are necessary or appropriate to make, use, offer for sale, sell or import the Company Product(s) currently being sold by the Company.

(b) To the Company’s Knowledge: (i) all Patents, Trademarks, and Registered Copyrights necessary or appropriate to make, use, offer for sale, sell or import the Company Product(s) currently being sold by the Company are valid, enforceable, and in full force and effect; (ii) all Company Contracts relating to any Proprietary Rights of a third party pursuant to which the Company is granted a right to use, license and otherwise exploit such Proprietary Rights are valid and in full force and effect; and (iii) the consummation of the transactions contemplated hereby will not alter or impair any such rights or the right of the Company to use and exploit such rights.

(c) No written claims have been delivered to the Company with respect to Company Proprietary Rights. To the Company’s Knowledge there are no claims which are likely to be asserted against the Company nor any facts which would give rise to any claim by any Person challenging the use of any Company Proprietary Right by the Company, challenging or questioning the validity or effectiveness of any license or agreement relating to any Company Proprietary Right used by the Company, or challenging the Company’s ownership in or right to use any Company Proprietary Rights owned by the Company.

(d) Part 2.13(d) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following with respect to Proprietary Rights of the Company

(i) Part 2.13(d)(i) lists all of the Patents owned by or exclusively licensed to the Company, setting forth in each case the jurisdictions in which Issued Patents have been issued and Patent Applications have been filed;

(ii) Part 2.13(d)(ii) lists all of the Trademarks (including Registered Trademarks and common law Trademarks) and domain names owned by or exclusively licensed to the Company, setting forth in each case of any Registered Trademarks, the jurisdictions in which Registered Trademarks have been registered and trademark applications for registration have been filed; and

(iii) Part 2.13(d)(iii) lists all of the Registered Copyrights owned by or exclusively licensed to the Company, setting forth in each case the jurisdictions in which Copyrights have been registered and applications for copyright registration have been filed.

(e) The Company has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any Company Product or any enhancements, modifications, or derivative works based on the Company Products or any portion thereof, nor has the Company granted any third party any rights to license or use any Company Proprietary Rights, except for any non-exclusive licenses granted to customers in the ordinary course of business.

(f) Part 2.13(f) of the Company Disclosure Schedule lists, as of the date of this Agreement, all written contracts, agreements, licenses and arrangements relating to any Company Proprietary Rights or any Company Product, as follows:

(i) Part 2.13(f)(i) lists: (A) joint development agreements; (B) any agreement by which the Company acquired any ownership right to any material Company Proprietary Rights currently owned by the Company; (C) any agreement under which the Company undertakes any ongoing annual royalty or payment obligations in excess of $100,000 with respect to a Company Proprietary Right (including payment frequency and amount); (D) any agreement under which the Company grants an option relating to any material Company Proprietary Rights; (E) any agreement under which any party is granted any right to access Company Source Code or to use Company Source Code to create derivative works of Company Products; (F) any agreement pursuant to which the Company has deposited or is required to deposit with an escrow agent or any other Person Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby would reasonably be expected to result in the release or disclosure of Company Source Code; and (G) any agreement or other arrangement limiting the Company’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, transfer, delivery or licensing of any material Company Proprietary Rights (or any tangible embodiment thereof); and

(ii) Part 2.13(f)(ii) lists all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any Proprietary Rights owned by any Person, excluding standardized nonexclusive licenses for “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions and were obtained by the Company in the ordinary course of business, at a cost not exceeding $100,000 per license.

(g) The Company has not entered into any written contract, agreement, license or other arrangement to indemnify any other Person against any charge of infringement of any Company Proprietary Rights, other than indemnification provisions contained in standard sales agreements to customers or end users arising in the ordinary course of business, the forms of which have been made available to Parent or its counsel.

(h) Part 2.13(h) of the Company Disclosure Schedule lists each Company Product currently being sold by the Company that contains any software that is subject to an open source or general public license, such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) would require, or would condition the use or distribution of such Company Product on, the disclosure, licensing, or distribution of any source code for any portion of such Company Product, or (ii) would otherwise impose any material limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Company Product, a description of such Company Product and such open source or general public license applicable to such Company Product.

(i) To the Company’s Knowledge, no Employee is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement with the Company, with respect to Company Proprietary Rights.

(j) The Company does not jointly own, license or claim any right, title or interest with any other Person of any Company Proprietary Rights. No current or former officer, manager, director, shareholder, member, Employee, consultant or independent contractor of the Company has any right, title or interest in, to or under the Company Proprietary Rights in which the Company has (or purports to have) any right, title or interest that has not been exclusively assigned, transferred or licensed to the Company.

(k) The Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of the Company’s Proprietary Rights by the Company, the use, transfer or licensing of any Company Product by the Company, or which may affect the validity, use or enforceability of the Company’s Proprietary Rights.

(l) To the Company’s Knowledge, no material Company Proprietary Rights have been infringed or misappropriated by any Person.

(m) All Patents in which the Company has any right, title or interest have been duly filed or registered (as applicable) with the applicable Governmental Body, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate Governmental Body, and have not lapsed, expired or been abandoned. All Patents in which the Company has any right, title or interest, disclose patentable subject matter, have been prosecuted, in good faith and are in good standing, there are no inventorship challenges to any such Patents, no interference been declared or provoked relating to any such Patents, all Issued Patents in which the Company has any right, title or interest are, to the Company’s Knowledge, valid and enforceable, and all maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, with respect to Issued Patents in which the Company has any right, title or interest.

(n) Part 2.13(n) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment (including payment for any maintenance and renewals fees) that must be taken or made on or before the date that is six months after the date of this Agreement in order to maintain Patents and Registered Trademarks owned by the Company in full force and effect.

(o) No Person has made a claim in writing or, to the Knowledge of the Company, threatened to make a claim, that any Company Product (or any Company Proprietary Right embodied in any Company Product) infringes or misappropriates any third-party Proprietary Rights.

(p) The Company has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which the Company has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets. Without limiting the generality of the foregoing:

(i) All Employees who are or were involved in, or who have contributed to, the creation or development of any Company Proprietary Rights have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Employee Assignment and Non-Disclosure Agreement previously delivered by the Company to Parent;

(ii) All current and former consultants and independent contractors to the Company who are or were involved in, or who have contributed to, the creation or development of any Company Proprietary Rights have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of consultant agreement previously delivered to Parent;

(iii) The Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code; and

(iv) The Company has complied in all material respects with all obligations to protect the confidentiality of any confidential information provided by any Person to the Company, no written claim has been asserted by any Person against the Company that the Company has failed to comply with the Company’s obligation to protect the confidential information of such Person, and the Company is not aware of any facts which could give rise to a claim by any Person that the Company has failed to protect the confidentiality of any confidential information provided by such Person; provided that the foregoing shall not apply to any non-technical information provided to the Company by Employees or individual contractors.

(q) Except with respect to demonstration or trial copies, to the Company’s Knowledge, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person, including without limitation any Company Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(r) The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company to grant or offer to any other Person any license or right to any Company Proprietary Rights. The Company owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites and equipment used to process, store, maintain or operate any data, information and functions used in connection with the business of the Company, including sufficient number of licenses for any software provided by any Person (“Third-Party Software”) used by the Company. The Company is not in breach or default, in any material respect, of any Contracts pursuant to which the Company has received a license or the right to access Third-Party Software, the Company is not using the Third-Party Software outside the scope of the license or right to access provided by any Person, and the Company’s use of the Third-Party Software is not in excess of the number of licenses paid for by the Company.

2.14 Contracts.

(a) Part 2.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract (or group of related Contracts) to which the Company is a party (collectively, the “Material Contracts”), by which the Company is bound or pursuant to which the Company is an obligor or a beneficiary, which:

(i) involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of $100,000 (excluding employment-related Contracts);

(ii) is for capital expenditures in excess of $100,000;

(iii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness, other than accounts receivables and payables in the ordinary course of business;

(iv) is a lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (except personal property leases and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and a term of less than one year);

(v) is for the employment of, or receipt of any services from, any director, officer or employee of the Company or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000;

(vi) provides for severance, termination or similar pay to any of the Company’s current or former directors, officers, Employees or consultants or other independent contractors;

(vii) provides for a loan or advance of any amount to any director, officer or other Employee of the Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;

(viii) licenses any Person to manufacture or reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology;

(ix) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which the Company has any ownership interest in any other Person or business enterprise;

(x) contains any covenant limiting the right of the Company to engage in any line of business or to compete (geographically or otherwise) with any Person, granting any exclusive rights to make, sell or distribute the Company’s products, granting any “most favored nations” or similar rights or otherwise prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

(xi) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company;

(xii) is a power of attorney granted by or on behalf of the Company;

(xiii) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

(xiv) is a settlement agreement with respect to any pending or threatened Legal Proceeding entered into within three years prior to the date of this Agreement,

other than (A) releases entered into with former Employees or independent contractors of the Company in the ordinary course of business in connection with routine cessation of such Employee’s or independent contractor’s employment with the Company, in exchange for cash payments to the Employee or independent contractor that do not exceed $50,000 or (B) other than as provided in (A), settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

(xv) was entered into other than in the ordinary course of business and that involves an amount or value in excess of $100,000;

(xvi) contains or provides for an express undertaking by the Company to be responsible for liquidated Damages;

(xvii) is between the Company and Administaff; or

(xviii) is otherwise material to the business, properties or assets of the Company under which the consequences of a default or termination would have a Material Adverse Effect on the Company.

(b) The Company has made available to Parent an accurate and complete copy (in the case of each written Contract) or an accurate and complete written summary (in the case of each oral Contract) of each of the Material Contracts. With respect to each such Material Contract:

(i) the Contract is legal, valid, binding, enforceable and in full force and effect against the Company or, to the Company’s Knowledge, the other party or parties thereto, except to the extent it has previously expired in accordance with its terms;

(ii) the Company has and, to the Company’s Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract;

(iii) the Company is not nor, to the Company’s Knowledge, is any other party to the Contract in breach or default of any material provision under the Contract and to the Company’s Knowledge no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Company of any material provision under the Contract or permit termination, cancellation, acceleration, suspension or modification of any material obligation or loss of any material benefit under, result in any material payment becoming due under, result in the imposition of any Encumbrances on any of the Company Capital Stock or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief material to the Company under, the Contract, nor has the Company given or received written notice of the same; and

(iv) the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Company has no Knowledge that any party to the Contract intends to cancel it.

(c) To the Company’s Knowledge, no director, agent, Employee or consultant or other independent contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects in any material respect (i) the performance of his or her duties for the Company, (ii) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the business of the Company or (iii) the ability of the Company to conduct its business as currently conducted or as proposed to be conducted.

2.15 Government Contracts.

(a) Part 2.15(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of all current Government Contracts, including contract name; contract number; DPAS priority rating (as applicable); contracting agency or prime contractor (as applicable); contract award date; and basis of payment. A true, correct and complete copy of each of the current Government Contracts, and all amendments thereto, have been provided to Parent. Each current Government Contract is in full force and effect in accordance with their respective terms and constitute the legal and binding obligation of the Company and the other parties thereto. No Government Contracting Officer has disallowed in writing any material costs or charges under the listed Government Contracts and, to the Knowledge of the Company, no material costs incurred on the listed Government Contracts are subject to a withhold, decrement or set-off of any Governmental Body. Neither the Company nor, to the Knowledge of the Company, any other Person who is a party to any Government Contract is in breach or default of any material provisions under any current Government Contract (with or without the lapse of time, or the giving of notice, or both). The Company has not sent any written notice of breach, termination or cure with respect to any current Governmental Contract that is not currently resolved. The Company has not been notified in writing by any party to any current Government Contract (i) of such party’s intent to terminate or amend the material terms thereof or (ii) with respect to any current Government Contract that contains an option to extend its term or that renews automatically if no notice of termination is given, of such party’s intent to refuse to exercise such option or to renew such Government Contract upon expiration of its term. The Company is not currently paying liquidated Damages in lieu of performance under any current Government Contract.

(b) With respect to every current Government Contract and every current Government Contract Bid, to the extent applicable:

(i) all material invoices and claims for payment, reimbursement or adjustment, including requests for progress payments, submitted by the Company in connection with each such current Government Contract were and continue to be materially accurate as of their respective submission dates in all respects that are material to the applicable Governmental Body’s decision to pay the invoice;

(ii) To the Knowledge of the Company, the Company’s systems of internal controls have not been determined by any Government Contracting Officer to be in material noncompliance with any requirement of the Government Contracts;

(iii) no fraud or fraudulent certifications were, to the Knowledge of the Company, used in obtaining any Government Contract;

(iv) the Company has not had access to confidential or non-public information, nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would, to the Knowledge of the Company, create an Organizational Conflict of Interest with respect to the work performed under any current Government Contract or any proposed Contract in connection with a Government Contract Bid except to the extent any Organizational Conflict of Interest has been mitigated pursuant to a mitigation plan approved by a Government Contracting Officer;

(v) the Company has not violated any material provisions of any applicable Legal Requirement or agreement with the Governmental Body pertaining to such current Government Contract or Government Contract Bid (including, without limitation, (A) 49 C.F.R. Part 17, Intergovernmental Review of Department of Transportation (DOT) Programs and Activities; (B) 49 C.F.R. Part 18, Uniform Administrative Requirements for Grants and Cooperative Agreements to State and Local Governments; (C) 49 C.F.R. Part 19, Uniform Administrative Requirements for Grants and Agreements with Institutions of Higher Education, Hospitals, and Other Non-Profit Organizations; (D) 49 C.F.R. Part 20, New Restrictions on Lobbying; (E) 49 C.F.R. Part 21, Nondiscrimination in Federally-Assisted Programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964; (F) 49 C.F.R. Part 26, New Disadvantaged Business Enterprise (DBE) Program; (G) 49 C.F.R. Part 29, Government wide Debarment and Suspension (non-procurement); (H) 49 C.F.R. Part 32, Government wide Requirements for Drug-Free Workplace (Financial Assistance); (I) DOT Order 4600.17A—Financial Assistance Management Requirements; (J) Office of Management and Budget (OMB) Circular A-102, Grants and Cooperative Agreements with State & Local Governments; (K) 2 C.F.R. Part 225, Cost Principles for State, Local and Indian Tribal Governments (OMB Circular A-87); (L) the Truth in Negotiations Act of 1962, as amended; (M) the Service Contract Act of 1965, as amended; (N) the Contract Disputes Act of 1978, as amended; (O) the Office of Federal Procurement Policy Act, as amended; (P) Federal Acquisition Regulations (“FAR”) or any applicable agency supplement thereto; (Q) the General Services Administration Acquisition Regulation Price Reductions clause; (R) the Cost Accounting Standards; (S) Arms Export Control Act (22 U.S.C. 2778); (T) the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120-130); (U) the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420); (V) the Export Administration Regulations (EAR) (15 C.F.R. 730-774); and (W) the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.);

(vi) all material representations and certifications executed, acknowledged or set forth in or pertaining to such current Government Contract or Government Contract Bid were, to the Knowledge of the Company, current, accurate and complete as of their effective date, and the Company has complied in all material respects with all such material representations and certifications and no subsequent event has occurred which would make any such certification, representation or warranty untrue as of the date hereof;

(vii) no termination for convenience, termination for default, cure notice or show cause notice pertaining to such current Government Contract has been issued in writing to the Company and not resolved or cured; and

(viii) no material cost incurred by the Company has been questioned in writing, suspended or disallowed within one year prior to the date of this Agreement other than those which have been resolved.

(c) (i) Neither the Company nor, to the Company’s Knowledge, any of its Representatives is (or for the last three years has been) under administrative, civil or criminal investigation (including as a result of a qui tam or similar action brought under the Civil False Claims Act or any similar state, territorial or foreign applicable material Legal Requirement), indictment or information, or to the Company’s Knowledge, any audit or internal investigation with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid with any Governmental Bodies or is (or for the last three years has been) in violation of any material provisions of any applicable Legal Requirement and (ii) the Company has not made a voluntary disclosure to any Governmental Body with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid with any Governmental Body that, to the Company’s Knowledge, has led or would reasonably be expected to lead, either before or after the date hereof, to any of the consequences set forth in clause (i) above or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d) To the extent applicable, all material cost or pricing data, including cost or pricing data supporting any advance agreements and forward pricing rate agreements, submitted, either actually or by specific identification in writing, to any Governmental Body in support of any current Government Contract or Government Contract Bid were materially accurate, complete and current as of the date submitted.

(e) Neither a Governmental Body nor any prime contractor, subcontractor, vendor or any third party has asserted in writing any material claim or initiated any dispute proceeding against the Company with respect to any material claim, and the Company has not asserted any material claim or initiated any dispute proceedings, directly or indirectly against any such party, concerning (in each case) any current Government Contract or Government Contract Bid.

(f) Neither the Company nor, to the Knowledge of the Company, any of its principals, as defined in FAR 52.209-5, has been the subject of any suspension or debarment proceedings by any Governmental Body within the last three years. The Company will not, as a result of the consummation of the transactions contemplated by this Agreement, be suspended or debarred from bidding on Contracts for any Governmental Body and, to the Knowledge of the Company, such suspension or debarment has not been threatened. The Company has not been nor, to the Company’s Knowledge, is it currently being audited, except in the ordinary course of business or as is customary in the industry or as provided by FAR or, to the Knowledge of the Company, investigated by any Governmental Body nor, to the Knowledge of the Company, has such audit or investigation been threatened. To the Company’s Knowledge, there is no valid basis for the Company’s suspension or debarment from bidding on Contracts for any Governmental Body and there is no valid basis for a claim pursuant to an audit or investigation by any Governmental Body, or any prime contractor with any such Governmental Body. The Company has not had a Government Contract terminated for default and has not been determined to be nonresponsible by any agency of the United States government or any foreign government.

(g) None of the Company or, to the Knowledge of the Company, any of its Representatives has, with respect to any current Government Contract or any Government Contract Bid: (i) made any unlawful expenditures relating to political activity to government officials or others; (ii) made or offered or solicited or accepted any contributions, payments, gifts, gratuities or any other item of any value in violation of material provisions of the applicable Legal Requirements of any Governmental Body, including but not limited to the Anti Kickback Act of 1986, as amended, and the FCPA; or (iii) violated in any material respect the requirements of the National Industrial Security Program Operating Manual.

2.16 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes have been paid when due, whether or not such amounts have been reported as due on an applicable Company Return. The Company has made available to Parent accurate and complete copies of all Company Returns filed which have been requested by Parent. Part 2.16(a) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company files Tax Returns. To the Knowledge of the Company, no claim has ever been made by a taxing authority in a jurisdiction (including, but not limited to, any foreign jurisdiction) where any of the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b) The Company Financial Statements fully accrue all actual and contingent Liabilities for unpaid Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all unpaid Taxes through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. No Taxes have been incurred since the date of the Balance Sheet other than in the ordinary course of business. All estimated Taxes through the date of the Balance Sheet have been paid in full.

(c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. The Company has made available to Parent accurate and complete copies of all audit reports and similar documents (to which the Company have access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(d) No claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(e) The Company has not, at any time, been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than a group of which the Company is or was the common parent. The Company is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. The Company is not liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date. Notwithstanding the foregoing, all tax sharing, tax indemnity or similar agreements or arrangements to which any of the Company has been a party have been terminated.

(f) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(g) The Company has withheld all amounts of Taxes required to be withheld from its Employees, agents, contractors, non-residents, creditors, shareholders and third parties (each, a “Withholding Payee”) and remitted such amounts to the proper authorities; and filed all federal, state, local and foreign returns and reports with respect to employee Withholding Payee income Tax withholding, and social security and unemployment Taxes or other payroll Tax withholding, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Legal Requirements, domestic or foreign.

(h) The Company has not made any distribution of stock of any “controlled corporation” as that term is defined in Section 355(a)(1) of the Code, the Company has no Liability for Taxes as a result of any such distribution, and the Merger shall not result in any such Taxes.

(i) The Company does not have any permanent establishment in any foreign country.

(j) The Company has never been (i) a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code, or (ii) a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(k) The Company is not and has never been a party to any “listed transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations or any reportable transaction within the meaning of Section 6011, Section 6111 and Section 6112 of the Code and the Treasury Regulations thereunder.

2.17 Employee and Labor Matters.

(a) Part 2.17(a) of the Company Disclosure Schedule identifies each Employee Plan. No Employee Plan benefits individuals who reside outside of the United States or is subject to laws other than the laws of the United States. The Company and its ERISA Affiliates do not maintain, sponsor, administer, contribute to, have any obligation to contribute to, or have any potential Liability to, and have not at any time in the past maintained, sponsored, administered or contributed to (i) any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not excluded from coverage under ERISA) for the benefit of Employees or former Employees subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA; or (ii) any “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA; (iii) a voluntary employees’ benefit association (VEBA) within the meaning of Section 501(c)(9) of the Code; or (iv) a multiple employer welfare arrangement (MEWA) within the meaning of Section 3(40)(A) of ERISA.

(b) All contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company or with respect to which the Company has any obligation and not yet due have either been made to such Employee Plan, or have been accrued on the Company Financial Statements.

(c) With respect to each Employee Plan, the Company has made available to Parent: (i) an accurate and complete copy of all documents setting forth the terms of each such Employee Plan (including the plan document and all amendments thereto); (ii) an accurate and complete copy of the annual report and all attachments (e.g., financial statements), if required under ERISA or the Code, with respect to such Employee Plan for the last three years and all actuarial reports and valuations for the past three years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Employee Plan, and all material written employee communications relating to such Employee Plan; (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements, recordkeeping agreements and agreements between such plan or the Company and Administaff or an Administaff-related entity; (vi) accurate and complete copies of all nondiscrimination and coverage tests for the most recent three full plan years; (vii) accurate and complete copies of all minutes of all meetings of plan fiduciaries or administrative committees or similar bodies; (viii) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code); (ix) accurate and complete copies of all correspondence to or from any Governmental Body relating to any Employee Plan; (x) accurate and complete copies of each Company Stock Option Plans and each form of award agreement thereunder; and (xi) such other documentation with respect to any Employee Plan (whether current or not) as is reasonably requested by Parent.

(d) Except as described on Part 2.17(d) of the Company Disclosure Schedule, the Company has never had any ERISA Affiliates. The Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability).

(e) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee’s termination of service (other than (i) benefit coverage mandated by applicable Legal Requirements, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as Liabilities on the Company Financial Statements, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees’ beneficiaries)). With respect to each Welfare Plan, all claims incurred by the Company are (A) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (B) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the Liability for claims, or (C) reflected as a Liability or accrued for on the Company Financial Statements.

(f) To the Knowledge of the Company with respect to Employee Plans sponsored or administered by Administaff, and without qualification as to all other Employee Plans, each of the Employee Plans is and at all times has been established, operated and administered in all material respects in accordance with its terms and applicable Legal Requirements, including but not limited to ERISA and the Code. The Company and, to the Knowledge of the Company, Administaff have performed and complied in all respects with all of their material obligations under and with respect to the Employee Plans including with their material obligations under any Contract between the Company and Administaff. To the Knowledge of the Company, no fiduciary of any Employee Plan has committed a breach of fiduciary duty that would subject the Company or Parent to any Liability. No individual classified as an independent contractor has ever been permitted to participate in any Employee Plan with respect to the period of time so classified.

(g) All Company Options have been appropriately authorized by the Company Board or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All of such options granted to Employees or other service providers reflect the fair market value of the Company Common Stock as determined in good faith by the Company Board and to the extent applicable in consideration of Section 409A of the Code on the date the option was granted (within the meaning of United States Treasury Regulation Section 1.421-1(c)). No Company Options have been retroactively granted or the exercise price of any such option determined retroactively in contravention of any applicable Legal Requirements.

(h) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or has submitted (or under applicable Internal Revenue Service guidance has remaining time to timely submit without penalty) a request for such a letter within the applicable remedial amendment period, or is a prototype plan or a volume submitter plan which relies on an opinion or advisory letter from the Internal Revenue Service for the Employee Plan. To the Knowledge of the Company, no fact or circumstance exists that would adversely affect the tax-favored status of any Employee Plan that is intended to be tax-exempt or provide nontaxable benefits. The Company has never incurred, and no fact exists that reasonably would be expected to result in, any Liability to the Company with respect to any Employee Plan, including any Liability, Tax, penalty or fee under any applicable Legal Requirements (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice) or third-party Contracts, including Contracts with Administaff.

(i) Except as required to maintain the tax-qualified status of any Employee Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Plan and neither the Company nor any such Employee Plan will be subject to any surrender fees or service fees on termination except for reasonable administrative fees associated with the termination of such Employee Plan. To the Knowledge of the Company, no event has occurred or condition or circumstance exists that would result in a material increase in the benefits under or the expenses of maintaining any Employee Plan from the level of benefits or expense incurred for the most recent fiscal year. To the Knowledge of the Company, no event or circumstance has occurred or exists, or is likely to exist that would result in the imposition of a lien or excise tax with respect to any Employee Plan.

(j) Any Employee Plan that constitutes a “non-qualified deferred compensation plan” subject to Code Section 409A fully complies with Code Section 409A with respect to its form and is and has been operated in compliance with Code Section 409A.

(k) The Company and, to the Knowledge of the Company, Administaff have not made any written or verbal commitments to any officer, Employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated by this Agreement. Neither the execution, delivery or performance of this Agreement and the Escrow Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will result (either alone or in combination with any other event) in (i) any Liability to the Company or Parent or any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Company, (ii) any cancellation of indebtedness owed to the Company by any Employee, officer, director or consultant of the Company, (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, director or consultant of the Company (including the applicable Company Stock Option Plan under which any Company Options were granted if the vesting of such Company Options will accelerate in connection with the Merger) or (iv) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). The Company can terminate its relationship with Administaff on 30 days notice without liability, other than routine payment for earned but unpaid fees and costs incurred prior to the date of such termination.

(l) The Company does not have any unfunded Liability under any Employee Plan.

(m) The Company and, to the Knowledge of the Company, Administaff have not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Employee Plan or (ii) adopt, amend or terminate any Employee Plan, other than any amendment required by applicable Legal Requirements.

(n) There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Employee Plan (other than a routine claim for benefits in accordance with such Employee Plan’s claims procedures and that have not resulted in any litigation) or the fiduciaries or administrators of any Employee Plan or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Body with respect to any Employee Plan or any Employee Plan fiduciary or administrator and there exists no state of facts that after notice or lapse of time or both reasonably would be expected to give rise to any such claim, investigation, examination, audit or other proceeding.

(o) As of the Effective Time, each of the Benefit Plans shall have been terminated (or, to the extent a Benefit Plan is sponsored or administered by Administaff, the Company’s participation in such Benefit Plan shall have been terminated), and after the Effective Time no Employee (or any of their spouses or beneficiaries) shall have any right under the Benefit Plans and all Liabilities of the Company under or with respect to the Benefit Plans (including any Liabilities relating to services performed prior to the Closing) shall be fully extinguished at no cost, and with no Liability, to the Company.

(p) All current Employees are employed pursuant to a co-employer relationship between the Company and Administaff. Part 2.17(p) of the Company Disclosure

Schedule sets forth an accurate and complete list of: (i) the names, citizenship status (whether such Employee is an United States citizen or otherwise) and, with respect to non-United States citizens, identifies the visa or other similar permit under which such Employee is working for the Company and the dates of issuance and expiration of such visa or other similar permit, titles, annual base salary, commission, and any other cash compensation or bonus opportunity of all Employees as of the date of this Agreement, including their principal location; and (ii) the wage rates for non-salaried Employees as of the date of this Agreement (by classification). The employment relationship of each such Employee with the Company is terminable at the will of the Company without notice or Liability (other than for accrued, but unpaid wages) or approval from any third party, such as Administaff.

(q) Part 2.17(q) of the Company Disclosure Schedule accurately identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former Employee’s employment with the Company or with Administaff in its capacity as a co-employer with the Company; and Part 2.17(q) of the Company Disclosure Schedule accurately describes such benefits.

(r) The Company and, to the Knowledge of the Company, Administaff (with respect to Employees co-employed by Administaff) have complied in all material respects with all applicable Legal Requirements relating to employment, employment practices, wages, hours, immigration control, employee safety, bonuses and terms and conditions of employment, including, but not limited to, laws relating to job applicants and laws relating to employee background checks. No Legal Proceeding that arises out of the current, former or potential employment relationship between the Company or, to the Knowledge of the Company, Administaff (in its capacity as a co-employer of Employees) and any of the Company’s current, former or potential employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or Administaff. The Company has not engaged in layoffs, terminations or relocations sufficient in number to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign law or regulation requiring advance notice of a mass layoff or plant closing or other similar event requiring advance notice to any Employee, Employee representative or Governmental Body (collectively, the “WARN Act”). The Company and Administaff have not caused any of the Company’s employees to suffer an “employment loss” (as defined in the WARN Act) or similar event during the 180 days preceding the date of this Agreement that, when aggregated with enough similar other events, would result in any obligation on behalf of the Company or Parent under the WARN Act.

(s) The Company and, to the Knowledge of the Company, Administaff have maintained and currently maintain adequate insurance as required by applicable Legal Requirements with respect to workers’ compensation claims and unemployment benefits claims by Employees. The Company is not liable for any payment to, or with respect to, any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, workers compensation, social security or other benefits or obligations for their employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(t) The Company is not a party to or bound by, and the Company has never been a party to or been bound by, any union contract, collective bargaining agreement or similar Contract with any labor union or labor organization. Administaff is not a party to or bound by and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract with any labor union or labor organization with respect to the Employees who are co-employed by Administaff. No representation election petition or application for certification has been filed by Employees or is pending with the National Labor Relations Board or any other Governmental Body and, to the Knowledge of the Company, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group or other similar activity or dispute involving Employees has occurred, is in progress or is threatened. In the last five years, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar material labor activity or dispute, affecting the Company or any Employees and, to the Knowledge of the Company, no event has occurred and no circumstance exists that is reasonably likely to directly or indirectly give rise to or provide a basis for the commencement of any slowdown, work stoppage, labor dispute or union organization activity or any similar material labor activity or dispute. Administaff (with respect to the Employees) and the Company have never engaged in any unfair labor practice and there is no pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind. The Company reasonably believes that it has good labor relations and the Company has no reason to believe that the consummation of the transactions contemplated by this Agreement will have a material adverse effect on the Company’s labor relations.

(u) The Company has made available to Parent accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other material documents provided by the Company or Administaff to Employees relating to terms of employment with the Company or Administaff (in its capacity as a co-employer of Employees).

(v) To the Knowledge of the Company:

(i) no current Employee has given notice to terminate his or her employment with the Company;

(ii) no current Employee has received an offer to join a business that may be competitive with the Company’s business; and

(iii) no current Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have an adverse effect on (A) the performance by such Employee of any of his or her duties or responsibilities as an Employee or (B) the Company’s business or operations.

(w) As of the Effective Time, any bonus that has been earned by any Employee pursuant to any bonus arrangement, and any Taxes related thereto, shall have been paid without Liability or obligation to the Company, the Surviving Corporation, Parent or any of its Affiliates after the Effective Time.

(x) No Employee has notified the Company of any: (i) obligations of confidentiality of such Employee to any other Person(s) that conflict or might conflict with such Employee’s work for, or such Employee’s obligations to, the Company; (ii) Proprietary Rights of any other Person(s) that conflict or might conflict with such Employee’s work for, or such Employee’s obligations to, the Company; or (iii) claims of such Employee to any Proprietary Rights that conflict or might conflict with such Employee’s work for, or such Employee’s obligations to, the Company.

2.18 Real Property.

(a) The Company does not own any real property, nor has the Company ever owned any real property.

(b) Part 2.18(b) of the Company Disclosure Schedule sets forth as of the date of this Agreement an accurate and complete description (by subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all real property in which the Company currently has a leasehold or subleasehold estate or other right to use or occupy (collectively, the “Leased Real Property”). The Company has made available to Parent accurate and complete copies of all leases and other Contracts to which the Company is a party granting a right in or relating to the Leased Real Property and all Contracts to which the Company is a party, if any, evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property.

(c) The Company holds valid leasehold interests in its Leased Real Property, free and clear of any Encumbrances, subject to the terms of applicable leases. The Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Company as conducted and as planned to be conducted.

(d) No Person other than the Company is in possession of any portion of the Leased Real Property. The Company has not granted to any Person the right to use or occupy any portion of any parcel of Leased Real Property, and the Company has not received written notice of any claim of any Person to the contrary.

2.19 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written notice, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the actual knowledge of the individuals listed on Part 2.19 of the Company Disclosure Schedule (with no duty of independent inquiry with respect to this sentence), no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any

Environmental Law. All material Governmental Authorizations held by the Company as of the date of this Agreement pursuant to Environmental Laws are identified in Part 2.19 of the Company Disclosure Schedule. All applications required to have been filed for the renewal of the Governmental Authorizations identified in Part 2.19 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

2.20 Insurance. Part 2.20 of the Company Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Company, or under which the Company has been the beneficiary of coverage at any time within the past five years. All premiums due and payable under such insurance policies have been paid. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies. Part 2.20 of the Company Disclosure Schedule further sets forth as of the date of this Agreement an accurate and complete list of all claims asserted by the Company pursuant to any such certificate of insurance, binder or policy since January 1, 2007, and describes the nature and status of the claims. The Company has not failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Part 2.20 of the Company Disclosure Schedule and there are no outstanding claims which have been denied or disputed by the insurer. To the Knowledge of the Company, the certificates of insurance, binders and policies listed in Part 2.20 of the Company Disclosure Schedule (taken together) are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Company against insurable Damages to their respective businesses, properties, assets and operations. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.

2.21 Customers and Suppliers. Part 2.21 of the Company Disclosure Schedule sets forth an accurate and complete list of (a) each customer that accounted for more than $500,000 of revenue of the Company during the nine-month period ended September 30, 2009, and the amount of revenues accounted for by each such customer during that period and (b) each supplier that is a sole supplier of any material product, service or other tangible or intangible property or license rights to the Company on the date of this Agreement. No customer, supplier, group of customers or group of suppliers listed in Part 2.21 of the Company Disclosure Schedule has terminated or cancelled or materially changed, or to the Knowledge of the Company, threatened to terminate or cancel or materially change, any ongoing business relationship with the Company. No customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any Contract with or practice of the Company other than pursuant to the Company’s normal course return policy.

2.22 Product Warranty. Each product manufactured, sold, licensed, leased or delivered by the Company at all times has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and the Company has no Knowledge of any facts or circumstances that exist that would reasonably be expected to give rise to any Legal Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other Damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past custom and practice of the Company. Part 2.22 of the Company Disclosure Schedule lists all Company Products having a defect rate or warranty return rate in excess of 1000 parts per million for integrated circuits and hybrid modules, in each case over the 12-month period prior to the date hereof.

2.23 Export Control Laws. The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (a) the Company has obtained, to the extent required by the Export Administration Regulations, all export licenses and other approvals required for its exports of products, software and technologies from the United States; (b) the Company is in compliance in all material respects with the terms of all applicable export licenses or other approvals; and (c) there are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to such export licenses or other approvals, if any.

2.24 Relationships with Affiliates. No director or officer or, to the Company’s Knowledge, any shareholder or other Affiliate of the Company has, or since January 1, 2007 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Company’s business. No director or officer or, to the Company’s Knowledge, any shareholder or other Affiliate of the Company owns, or since January 1, 2007 has owned, (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a financial interest in any transaction with the Company or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. No Company Shareholder, director, officer or other Affiliate of the Company is a party to any Contract with, or has any claim or right against, the Company.

2.25 Company Action.

(a) The Company Board, at a meeting thereof duly called and held, has (i) duly adopted resolutions by the unanimous vote approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determined that the terms and conditions of this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the Company Shareholders and (iii) recommended that the Company Shareholders approve the principal terms of this Agreement and the Agreement of Merger.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock and the holders of a majority of the issued and outstanding shares of Company Preferred Stock on the record date for such vote is the only vote of the Company Shareholders needed to approve the principal terms of this Agreement and the Agreement of Merger and otherwise approve the Merger or any other transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of (i) the issued and outstanding shares of Company Common Stock, (ii) the issued and outstanding shares of Company Preferred Stock, (iii) the issued and outstanding shares of Series A Preferred Stock and (iv) the issued and outstanding shares of Series B Preferred Stock is the only vote of the Company Shareholders needed to approve the Charter Amendment (the “Requisite Shareholder Vote”). As of the date hereof, this Agreement, including the Agreement of Merger, and the Charter Amendment shall have been duly approved by the vote of the Company Shareholders required by applicable Legal Requirements and the Company Constituent Documents.

2.26 Anti-Takeover Law. The Company Board and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement and the transactions contemplated herein (a) any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement and the Escrow Agreement, (b) any takeover provision in the Company Constituent Documents and (c) any takeover provision in any Contract to which the Company is a party or by which it or its properties may be bound.

2.27 Brokers or Finders. Except for the fees to be set forth on the Transaction Expenses Certificate, including amounts payable to Jefferies & Company, Inc., neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

2.28 Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

3.1 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the case of Parent, and under the laws of the State of California in the case of Merger Sub, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition or results of operations. The copies of Merger Sub’s Articles of Incorporation and Bylaws that have been delivered to the Company are complete and correct and in full force and effect. All of the issued and outstanding capital stock of Merger Sub is owned by Parent.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to perform their obligations under this Agreement and the Escrow Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub have been duly authorized by all necessary action, including all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to adopt this Agreement or approve the Merger. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by Parent and Merger Sub and constitute the legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 No Conflict; Consents. The execution and delivery by Parent and Merger Sub of this Agreement and of the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub (a) are not prohibited by, and will not violate or conflict with, any provision of the formation documents of Parent or Merger Sub, and (b) are not prohibited by, and will not violate any Legal Requirement applicable to Parent, except for the pre-merger notification filings required pursuant to the HSR Act.

3.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

3.5 Capital Resources. At the Effective Time, Parent will have sufficient liquid capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement. The performance of Parent’s obligations to consummate all of the transactions contemplated hereby shall not result in Parent becoming insolvent.

3.6 Parent Options and RSUs. All shares of Parent Common Stock which may be issued upon the exercise of the Substituted Options and the RSUs to be granted pursuant to Section 5.5(a) will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

3.7 Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Body or arbitrator which seeks to enjoin or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.8 Brokers or Finders. Except for amounts payable to Morgan Stanley & Co., Incorporated, neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 4.

CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. During the period from the date of this Agreement through the earlier of the Closing Date or the Termination Date (the “Pre-Closing Period”), the Company will, and will cause its Representatives to (a) afford Parent and its Representatives reasonable access during normal business hours to its properties, books, Contracts, personnel and records as Parent may reasonably request and (b) furnish promptly to Parent and its Representatives all other information concerning its business, properties, assets and personnel as Parent may reasonably request; provided, however, that Parent will not contact any supplier, customer, creditor, agent or employee of the Company (other than the Persons identified on Part 4.1 of the Company Disclosure Schedule) without the Company’s prior consent, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege, provided the Company advises Parent of the specific assertion of such privilege.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period (except with the prior written consent of Parent) the Company shall:

(i) conduct its business and operations in the ordinary course of business consistent with past practice and comply in all material respects with all applicable Legal Requirements and all Material Contracts (which for the purpose of this Section 4.2 shall include any Contract that would be a Material Contract if existing on the date of this Agreement);

(ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; and

(iii) keep in full force all insurance policies referred to in Section 2.20;

(b) During the Pre-Closing Period (except as set forth on Part 4.2(b) of the Company Disclosure Schedule or with the prior written consent of Parent), the Company shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any Employee or consultant pursuant to stock option or purchase agreements;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof (except that the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement and set forth in the Company Disclosure Schedule);

(iii) except as contemplated hereby, amend or propose to amend its articles of incorporation or bylaws or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(iv) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any Entity or division thereof;

(v) acquire any material assets or a license therefor other than in the ordinary course of business consistent with past practices or incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $100,000 during any fiscal quarter;

(vi) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

(vii) sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its material properties or assets other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practices;

(viii) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company and except for customary travel advances to employees;

(x) (A) pay, discharge, settle or satisfy any material claims or Liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practices, (ii) as required by their terms as in effect on the date of this Agreement of claims, Liabilities or obligations reflected or reserved against in the Interim Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practices or (iii) for Transaction Expenses, (B) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practices or (C) commence any Legal Proceeding;

(xi) enter into any material Contract or Government Contract (A) except in the ordinary course of business consistent with past practices, (B) if consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract; or (C) containing any restriction on the ability of the Company to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and its Subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xii) change or terminate any material Contract to which the Company is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to the Company;

(xiii) recognize or permit Administaff (with respect to Employees co-employed by Administaff) to recognize any labor union or enter into any collective bargaining agreement or other labor union contract;

(xiv) dismiss or permit Administaff to dismiss any Employee, hire or permit Administaff to hire on the Company’s behalf or in a co-employment relationship with the Company, any new employee or independent contractor (except for employees or independent contractors having annual compensation less than $100,000 who are retained pursuant to offer letters that provide for “at will employment” with no severance benefits) or enter into or renew or permit Administaff on the Company’s behalf or in a co-employment relationship with the Company to enter into or renew any employment or independent contractor agreement, or become obligated or permit Administaff (with respect to Employees co-employed by Administaff) to become obligated to take any of the foregoing actions;

(xv) permit any Person to pay the exercise price of any Company Option by any method other than cash;

(xvi) establish, adopt or amend or permit Administaff (with respect to Employees co-employed by Administaff) to (A) establish, adopt, or amend any employee plan including any Employee Plan, or collective bargaining agreement, (B) pay any bonus or make any profit-sharing or similar payment to, or increase in any manner the accrual rate or amount of the wages, salary, commissions, fringe benefits (including vacation and other forms of paid leave) or other compensation, benefits, or remuneration payable to, any of the Company’s directors, officers, independent contractors or Employees or (C) become obligated to take any of the foregoing actions;

(xvii) except as required to comply with applicable Legal Requirements or any Contract or Employee Plan in effect on the date hereof, (A) pay or permit Administaff on the Company’s behalf or in a co-employment relationship with the Company to pay to any shareholder, employee, officer, director or independent contractor any benefit not provided for under any Contract or Employee Plan in effect on the date hereof, (B) grant or permit Administaff on the Company’s behalf or in a co-employment relationship with the Company to grant any awards under any Employee Plan, (C) take or permit Administaff on the Company’s behalf or in a co-employment relationship with the Company to take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Plan, (D) take or permit Administaff on the Company’s behalf or in a co-employment relationship with the Company to take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Plan or (E) make or permit Administaff on the Company’s behalf or in a co-employment relationship with the Company to make any material determination under any Employee Plan that is inconsistent with the ordinary course of business;

(xviii) make or rescind any Tax election, settle or compromise any Tax Liability or amend any Tax Return;

(xix) except as required by GAAP or applicable Legal Requirements, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xx) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, in any material respect; or

(xxi) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

4.3 Notification. Each of the parties will give prompt notice to the other parties of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time during the Pre-Closing Period and (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. No notification pursuant to this Section 4.3 will be deemed to amend or supplement the Company Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice.

4.4 No Negotiation.

(a) Neither the Company nor any of its Representatives shall directly or indirectly, (i) solicit, initiate or knowingly encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition

Transaction or take any action that would reasonably be expected to lead to any such inquiries or the making of any such proposal or offer, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction or (vi) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.4 by the Company.

(b) The Company shall promptly advise Parent in writing of any inquiry or proposal or offer received by the Company or any of its Representatives related to an Acquisition Transaction or any request for non-public information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period in connection with an Acquisition Proposal. The Company shall promptly notify Parent in writing of any material modification to any such inquiry, proposal or offer or request related to an Acquisition Transaction.

(c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction. The Company will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.

4.5 Company Shareholder Approval.

(a) The Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to obtain the written consent of the Company Shareholders necessary to approve the Charter Amendment, the principal terms of this Agreement and the Agreement of Merger and approve the Merger (the “Written Consent”) and to take all other actions reasonably necessary to secure such approval immediately following the execution by the Company of this Agreement. On the Business Day when the Requisite Shareholder Vote has been obtained, which shall not be later than the date hereof, all such Written Consents will be filed with the secretary of the Company as provided by Section 603 of the CGCL.

(b) Promptly, but in no event later than two Business Days, after the date of this Agreement, the Company shall give notice of the taking of the actions described in Section 4.5(a) to all Company Shareholders not executing the Written Consent prior thereto, together with an information statement (i) containing, to the extent required by applicable Legal Requirements, an accurate and complete description of the appraisal rights of Company

Shareholders, if any, available under Chapter 13 of the CGCL and (ii) soliciting the Written Consent of such Company Shareholders. The information statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information statement shall comply as to form in all material respects with the provisions of the CGCL and other applicable Legal Requirements. A copy of the information statement shall be delivered to the Shareholders’ Representative.

ARTICLE 5.

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Reasonable Efforts; Cooperation. Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to cause the transactions contemplated hereby to be effected as soon as practicable, but in any event on or prior to the Termination Date, in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a) Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Legal Requirements to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated hereby (except that neither party shall have any obligation to take or consent to the taking of any action required by any such Governmental Body that would adversely affect the business or assets of such party or the transactions contemplated by this Agreement or any agreement entered into in connection herewith). The Company shall furnish to Parent all information required for any application or other filing to be made by the Company or Parent pursuant to any applicable Legal Requirements in connection with the transactions contemplated hereby;

(b) Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated hereby;

(c) In the event any Legal Proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks Damages in connection therewith, the parties shall (i) cooperate reasonably and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

(d) The Company shall give all required notices to third parties and use its commercially reasonable efforts to obtain all third-party consents (i) necessary to consummate the transactions contemplated hereby, (ii) required to be given or obtained or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date.

5.2 Antitrust Approvals.

(a) The Company and Parent have filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement. Parent and the Company shall promptly advise each other upon receiving any material communication from any Governmental Body whose consent or approval is required for consummation of the Merger under or relating to any Antitrust Law.

(b) The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under any Antitrust Law, and each party will keep the other apprised of the status of matters relating to such Legal Proceeding. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, and subject to all applicable privileges, including the attorney client privilege, in connection with any Legal Proceeding under or relating to any Antitrust Law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(c) Without limiting a party’s obligations under Section 5.1, Parent and the Company shall each use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Body under or relating to any Antitrust Law with respect to this Agreement and the consummation of the transactions contemplated hereby. Parent and the Company, with respect to any threatened or pending preliminary or permanent injunction or other Order or Legal Requirement that would adversely affect the ability of the parties hereto to consummate the Merger contemplated hereby, shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything to the contrary contained in this Agreement, neither Parent or any of its Subsidiaries nor the Company shall have any obligation under this Agreement to do any of the following (or cause the other to do any of the following): (i) to dispose or cause any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations.

5.3 Confidentiality.

(a) For purposes of securities law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that Parent reserves the right, without the Company’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case Parent agrees to use reasonable efforts to advise the Company prior to making such disclosure). Notwithstanding anything herein to the contrary, following the Closing, the Shareholders’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger, as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein; provided, however, that the Shareholders’ Representative shall provide a copy of any such announcement to Parent and provide Parent with the opportunity to comment prior to such announcement.

(b) Each party agrees to continue to abide by that certain Non-Disclosure Agreement dated as of September 21, 2009 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect.

(c) Notwithstanding anything herein to the contrary, each party may disclose to any and all persons, without limitation of any kind, the Merger’s tax treatment and tax structure (as such terms are used in regulations promulgated under Section 6011 of the Code) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such party or such person related to the tax treatment and tax structure, except to the extend necessary to company with any applicable federal or state securities laws, provide, however, that such disclosure may not be made until the earlier of (i) public announcement of discussions relating to the Merger, (ii) public announcement of the Merger, or (iii) execution of an agreement to enter into the Merger. This authorization is not intended to permit disclosure of any information regarding (without limitation) (A) any portion of any materials to the extent not related to the Merger’s tax treatment or tax structure, (B) the identities of potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the Merger’s tax treatment or tax structure) or (E) any other term or detail not relevant to the Merger’s tax treatment or tax structure.

5.4 Registration Statement. Except as may be necessary to avoid violation of any applicable Legal Requirements, Parent shall, as soon as reasonably practicable after the Effective Time, but in no event later than five Business Days, to the extent not already registered, file a registration statement on Form S-8 (or any successor form) with the SEC covering the issuance of all shares of Parent Common Stock issuable pursuant to awards of Restricted Stock Units contemplated to be issued pursuant to Section 5.5(a) (the “RSUs”) or upon exercise of any Substituted Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any such RSU or Substituted Option is outstanding.

5.5 Employee Benefits Matters.

(a) Immediately after the Closing, Parent shall grant a pool of RSUs in an aggregate amount equal to $20,000,000 less the value of the aggregate “spread” of the Substituted Options (such amount, the “RSU Pool”). The number of RSUs to be awarded shall be equal to the quotient obtained by dividing the RSU Pool by the Parent Stock Price. Prior to the date hereof, Parent has delivered to the Company a tentative schedule of such RSU grants. During the Pre-Closing Period, Parent and the Company shall cooperate with each other in connection with the preparation of a final schedule of RSU grants which shall include the name of the recipient and the number of RSUs to be awarded to such recipient immediately after the Closing. The RSUs will either vest annually over a four-year period starting on the Closing Date or, for performance-based RSUs, vest over a two-year period if specified performance targets are achieved.

(b) Prior to the Closing, the Company shall use commercially reasonable efforts to amend the Substituted Options to provide that, […***…].	*

(c) The Company shall not and shall instruct Administaff not to make any communication to any Employees regarding any 401(k), other retirement plan, group health, life insurance, disability, accidental death and dismemberment insurance or employee stock option or purchase plan maintained or other benefit plan maintained by Parent or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the advance written approval of Parent; provided, however, that, upon request of the Company, Parent shall promptly provide a description of the compensation and benefits to be provided to Employees after the Closing.

(d) Prior to the Closing Date, the Company shall make, or cause to be made, all contributions and pay all premiums under each Employee Plan with respect to periods ending on or prior to the Closing Date.

(e) Prior to the Closing Date, the Company shall terminate, or cause to be terminated, the Benefit Plans and shall provide Parent with an opportunity to review and comment on any documentation or correspondence relating to such termination.

(f) Within three months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, offer Company employees who continue in the employment of the Surviving Corporation (the “Surviving Corporation Employees”) participation in employee benefit programs on terms that are reasonably similar to those offered to Parent’s similarly-situated employees, as determined by Parent. Parent shall treat, cause the Surviving Corporation to treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate

48	*Confidential Treatment Requested

and vesting. Unless otherwise prohibited by the applicable plan, Parent shall not treat any Surviving Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and Parent shall credit any deductibles and co-pays paid under any of the Employee Plans towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation for the plan year in which the Closing Date occurs.

5.6 Parachute Payment Waivers. The Company shall obtain and deliver to Parent, prior to the initiation of the requisite shareholder approval procedure under Section 5.7, a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit E (“Parachute Payment Waiver”), from each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 5.7, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (a) the accelerated vesting of such Person’s Company Options in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation, Parent or any Subsidiary before, upon or following the Merger, (b) any Change of Control Payments and/or (c) the receipt of any Company Options or Company Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, pursuant to which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (a), (b) and (c) to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite shareholder approval of such accelerated vesting, payments, benefits, options and stock is obtained pursuant to Section 5.7.

5.7 Section 280G Shareholder Approval. The Company shall use its commercially reasonable efforts to obtain the approval by such number of Company Shareholders as is required by the terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, Contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.8 Company Certificates. The Company will prepare and deliver to Parent, not later than two Business Days prior to the Closing Date, a draft of each of the Transaction Expenses Certificate and the Merger Consideration Allocation Schedule.

5.9 Charter Amendment. Prior to the Closing, the Company shall file the Charter Amendment with the Secretary of State of the State of California, which Charter Amendment shall be duly authorized and approved by the Company Board and the Company Shareholders.

5.10 Tax Elections. Neither Parent nor the Company shall, without the consent of the Shareholders’ Representative, make or change any tax election that has the effect of: (i) materially increasing any Tax of the Company during any period up to and including the Closing Date; or (ii) materially increasing any amount of Tax of any Company Shareholder up to and including the Closing Date, unless required to do so by a relevant taxing authority.

5.11 D&O Insurance. Prior to the Closing, the Company may purchase an extended reporting period endorsement or “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy.

5.12 Administaff. Prior to the Closing, the Company shall use commercially reasonable efforts to amend the Client Service Agreement between the Company and Administaff, dated December 26, 2004, to provide that the Company may assign the agreement to any current or future parent company, and that upon such assignment, all current Employees shall become co-employees of such parent company.

ARTICLE 6.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Escrow Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations. The representations and warranties of the Company contained in Section 2.4 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for de minimis inaccuracies. All other representations and warranties of the Company contained in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, as of such specified date or dates).

6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Shareholder Approval. This Agreement, including the Agreement of Merger, shall have been duly approved by the vote of the Company Shareholders required by applicable Legal Requirements and the Company Constituent Documents.

6.4 Consents; HSR Act. All Consents listed on Schedule 6.4 hereto shall have been obtained and shall be in full force and effect. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

6.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) written resignations of all directors of the Company, effective as of the Effective Time;

(b) an Escrow Agreement in the form of Exhibit D, executed by the Shareholders’ Representative and the Escrow Agent;

(c) a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company representing and warranting after reasonable investigation that the conditions set forth in Section 6.1 and Section 6.2 have been duly satisfied (the “Company Compliance Certificate”);

(d) a certificate, dated as of the Closing Date, signed on behalf of the Company by the Secretary or assistant secretary of the Company and attaching with respect to the Company (i) the Company’s Articles of Incorporation and all amendments thereto, certified by the Secretary of State of the State of California not more than five Business Days prior to the Closing Date, (ii) the Company’s Bylaws and all amendments thereto, (iii) a certificate of good standing of the Company certified by the Secretary of State of the State of California and issued not more than five Business Days prior to the Closing Date, (iv) all resolutions of the Company Board or other authorizing body (or a duly authorized committee thereof) of the Company and the Company Shareholders relating to this Agreement and the transactions contemplated by this Agreement and (v) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement;

(e) the Merger Consideration Allocation Schedule;

(f) the Transaction Expenses Certificate;

(g) a legal opinion of Morrison & Foerster LLP, in substantially the form attached hereto as Exhibit F;

(h) FIRPTA documentation, including (a) a notice to the Internal Revenue Service, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing and (b) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by the Company; and

(i) such other documents, instruments and certificates as Parent may reasonably request no later than five Business Days prior to the Closing for the purpose of consummating the transactions contemplated by this Agreement.

6.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.7 No Litigation. There shall not be pending or threatened any Legal Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Escrow Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company, any Damages or other relief that are reasonably likely to be material to Parent; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) which would materially and adversely affect the right of Parent or the Company or any Subsidiary of Parent to own the assets or operate the business of the Company; or (e) which would reasonably be expected to have a Material Adverse Effect on Parent or the Company.

6.8 Absence of Changes. Since September 30, 2009, there shall not have occurred any change or event that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

6.9 Dissenters’ Rights. At Closing, holders of no more than 5% of the outstanding Company Common Stock (including holders of Series A Preferred Stock and Series B Preferred Stock on an as-converted basis) shall have available to them dissenters’ rights pursuant to Chapter 13 of the CGCL.

6.10 Charter Amendment. The Charter Amendment shall have been fully adopted by the Company by all necessary corporate action of the Company Board and the Company Shareholders and shall have been duly filed and accepted by Secretary of State of the State of California.

6.11 Termination of Benefit Plans. The Company shall have caused the termination of each of the Benefit Plans on terms reasonably satisfactory to Parent, and shall have provided evidence reasonably satisfactory to Parent to ensure that no Employee has any right under such plans (other than a right to benefits accrued under such plans).

6.12 Section 280G Shareholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of Company Shareholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Escrow Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates).

7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Documents. The Company shall have received the following documents:

(a) an Escrow Agreement in the form of Exhibit D, executed by Parent and the Escrow Agent; and

(b) a certificate, dated as of the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent representing and warranting that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.4 Shareholder Approval. This Agreement, including the Agreement of Merger, shall have been duly approved by the vote of the Company Shareholders required by applicable Legal Requirements and the Company Constituent Documents.

7.5 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.7 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Escrow Agreement.

7.8 Company Options and RSUs. The Company shall have received documentation or other assurances to its satisfaction with respect to the issuance by Parent of the RSU’s and the conversion, replacement, substitution or assumption by Parent of the Substituted Options.

ARTICLE 8.

TERMINATION

8.1 Termination Events. This Agreement may be terminated prior to the Closing, whether before or after approval of this Agreement by the Company Shareholders:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if there shall be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal, or if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used all reasonable efforts to remove any such Order prior to the Termination Date;

(c) by either Parent or the Company, if this Agreement and the Merger shall not have been approved by the vote of the Company Shareholders required by applicable Legal Requirements on or before the Termination Date; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Company Shareholders to approve this Agreement is attributable to a failure on the part of the Company to perform its obligations under this Agreement;

(d) by Parent, if there has been a material inaccuracy of any representation or warranty, or a failure to comply with or perform any covenant or agreement contained herein on the part of Company which inaccuracy or failure causes any of the conditions set forth in Article 6 to not be satisfied; provided, however, that Parent may not terminate this Agreement under this Section 8.1(d) on account of an inaccuracy in the Company’s representations and warranties or on account of a failure to comply with or perform a covenant by the Company if such inaccuracy or failure is curable by the Company unless the Company fails to cure such inaccuracy or breach within 15 days after receiving written notice from Parent of such inaccuracy or failure;

(e) by the Company, if there has been a material inaccuracy of any representation or warranty, or a failure to comply with or perform any covenant or agreement contained herein on the part of Parent which inaccuracy or failure causes any of the conditions set forth in Article 7 to not be satisfied; provided, however, that the Company may not terminate this Agreement under this Section 8.1(e) on account of an inaccuracy in the Parent’s representations and warranties or on account of a failure to comply with or perform a covenant by the Parent if such inaccuracy or failure is curable by the Parent unless the Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Company of such inaccuracy or failure;

(f) by Parent or the Company, if the Closing has not taken place on or before January 15, 2010 (the “Termination Date”) (other than as a result of any failure on the part of the terminating party to comply with or perform any of its covenants or obligations set forth in this Agreement).

8.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or Liability arising from any prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 10.3 through 10.17; (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.3; and (d) no party shall be liable for any consequential, indirect or punitive Damages.

8.4 Expenses. Except for any Excess Transaction Expenses which are deducted from the Total Merger Consideration to the extent the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE 9.

INDEMNIFICATION, ETC.

9.1 Survival of Representations, Etc.

(a) The representations and warranties of the Company contained in this Agreement, the Company Disclosure Schedule or any other document, certificate, schedule or instrument delivered or executed in connection herewith (including the representations and warranties set forth in Article 2 and the representations set forth in the Company Compliance Certificate) shall survive the Closing and shall expire at 11:59 p.m. Pacific Time on […***…]; provided, however, that (i) the representations and warranties of the Company set forth in […***…] (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations; and (ii) if, at any time prior to the expiration of the Escrow Period, any Indemnitee delivers to the Shareholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations or warranties of the Company (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or

*

55	*Confidential Treatment Requested

breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Period with respect to such claim only until such time as such claim is fully and finally resolved. All of the covenants, agreements and obligations of the parties contained in this Agreement other than the representations and warranties shall survive (A) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (B) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. All representations and warranties made by Parent and Merger Sub shall terminate and expire at the Effective Time.

(b) The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by the Indemnitees or the Shareholders’ Representative on behalf of the Company Shareholders, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such parties. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Article 9, or other remedy based on such representations, warranties, covenants, and obligations.

(c) Notwithstanding anything herein to the contrary, the representations and warranties of the Company contained in this Agreement shall, for purposes of the indemnifying parties’ obligations pursuant to this Article 9, be deemed to be made as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date).

9.2 Indemnification.

(a) Each Effective Time Holder will severally, and not jointly, based on each Effective Time Holder’s Pro Rata Share, indemnify and hold harmless each Indemnitee from and against, any Damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of or in connection with:

(i) any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement, the Company Disclosure Schedule, the Company Compliance Certificate or any other document, certificate, schedule or instrument executed and delivered in connection herewith (in each case, without giving effect to any “Knowledge” qualification contained or incorporated directly or indirectly in Section 2.17, but only as such qualifications relate to actions or inactions by Administaff);

(ii) any breach of any covenant or obligation of the Company set forth in this Agreement (including the covenants set forth in Articles 4 and 5), the Company Disclosure Schedule, the Company Compliance Certificate or any other document, certificate, schedule or instrument executed and delivered in connection herewith;

(iii) any demands by holders of Company Securities under Chapter 13 of the CGCL (which shall include without limitation amounts paid to such holders with respect to such demands in excess of the Merger Consideration payable to holders of the same class or series of Company Capital Stock pursuant to Article 1 of this Agreement, as well as attorneys’ fees and expenses incurred in connection with such demands);

(iv) the amount of any Excess Transaction Expenses not deducted from the Merger Consideration;

(v) any failure of any Effective Time Holder to have good and valid title to the Company Securities held by such Effective Time Holder as set forth in the Merger Consideration Allocation Schedule;

(vi) any fraud, willful breach or intentional misrepresentation of the Company; and

(vii) any failure of the Fundamental Representations to be true and correct.

(b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach but in either case the total amount both Parent and the Surviving Corporation may recover shall not exceed the amount of actual Damages.

(c) In determining the amount of Damages (but not the breach thereof) for which the Indemnitees are entitled to be indemnified pursuant to Section 9.2(a)(i) for a breach of, or inaccuracy in, any representation or warranty, any materiality or Material Adverse Effect standard contained in the applicable representation or warranty shall be disregarded.

9.3 Threshold […***…]	*

(a) No Indemnitee shall be entitled to indemnification pursuant to Section 9.2(a)(i) until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $[…***…] (the “Threshold”) in the aggregate; provided, however, that if the total amount of such Damages exceeds the Threshold, then any Indemnitee that has suffered or incurred any Damages shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for all such Damages.

*

(b) […***…]	*

57	*Confidential Treatment Requested

(c) If any Indemnitee is entitled to indemnification pursuant to clauses (v) through (vii) of Section 9.2(a), after Parent has exhausted or made claims upon all amounts in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund by the Indemnitees), each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Damages resulting from such claims.

(d) […***…]	*

(e) Nothing in this Agreement shall preclude any party hereto from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of the Company contained in this Agreement.

9.4 […***…]	*

9.5 No Contribution. The Company Shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other Liability to which such shareholders may become subject to or in connection with this Agreement or the Escrow Agreement.

9.6 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Article 9, Parent shall promptly give the Shareholders’ Representative and the Escrow Agent written notice of such claim or Legal Proceeding (a “Claim”); provided, however, that any failure on the part of Parent to so notify the Shareholders’ Representative shall not limit any of the Indemnitees’ rights to indemnification under this Article 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

(b) Within 30 days of delivery of such written notice, the Shareholders’ Representative may elect (by written notice delivered to Parent) to take all necessary steps to properly contest any Claim involving third parties or to prosecute such Claim to conclusion or, subject to Section 9.6(d), settlement. If the Shareholders’ Representative makes the foregoing election, an Indemnitee will have the right to reasonably participate at its own expense in all proceedings. If the Shareholders’ Representative does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or, subject to Section 9.6(d), settlement, and will notify the Shareholders’ Representative of the progress of any such Claim, will permit the Shareholders’ Representative, at the sole cost of the Shareholders’ Representative, to reasonably participate in all proceedings and will provide the Shareholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof. In

58	*Confidential Treatment Requested

any case, the party not in control of the Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Claim.

(c) Notwithstanding the foregoing but subject to Section 9.6(d), if a Claim includes Damages equal to an amount in excess of the value of the Escrow Fund on the date of the Claim, or relates to any Taxes, Proprietary Rights or other intellectual property issues, or involves any action by any Governmental Body, Parent shall have the right, at its election, to proceed with the defense of such Claim on its own.

(d) Neither party will compromise or settle any such Claim without the written consent of either Parent (if the Shareholders’ Representative defends the Claim) or the Shareholders’ Representative (if Parent or other Indemnitees defend the Claim). Notwithstanding anything in this Agreement to the contrary, Parent may withhold its consent to any settlement that does not include a full general release of all the claims against the Indemnitees from all parties to the litigation or that requires Parent or any of its Affiliates to perform any covenant or refrain from engaging in any activity; provided that such consent may not be unreasonably withheld, delayed or conditioned.

(e) If the Shareholders’ Representative does not elect to contest any Claim or Legal Proceeding pursuant to Section 9.6(b), and Parent proceeds with the defense of any such Claim, all reasonable expenses relating to the defense of such Claim shall be satisfied out of the Escrow Fund in the manner set forth in the Escrow Agreement.

9.7 Exercise of Remedies; Tax Treatment.

(a) No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement or under the Escrow Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(b) The parties shall report any indemnification payment made pursuant to this Article 9 as a purchase price adjustment unless otherwise required by applicable Legal Requirements.

9.8 […***…]	*

59	*Confidential Treatment Requested

9.9 […***…]	*

ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1 Shareholders’ Representative.

(a) The Company Shareholders, by approving this Agreement and the transactions contemplated hereby, hereby irrevocably appoint Shareholder Representative Services LLC, a Colorado limited liability company, as the Shareholders’ Representative and their agent and attorney-in-fact for purposes of Article 9 and the Escrow Agreement, and consent to the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him under the Escrow Agreement (including, without limitation, the exercise of the power to authorize delivery to Parent of cash out of the Escrow Fund in satisfaction of claims by Parent). The Shareholders’ Representative hereby agrees to negotiate, enter into settlements and compromises of claims, including third-party claims, to comply with orders of courts and awards of arbitrators with respect to such claims, resolve any claim made pursuant to Article 9, take all actions necessary in his judgment for the accomplishment of the foregoing and hereby accepts his appointment as the Shareholders’ Representative for purposes of Article 9 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Shareholders’ Representative on all matters relating to Article 9 and the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Shareholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company Shareholder by the Shareholders’ Representative, as fully binding upon such Company Shareholder. Each Effective Time Holder hereby agrees to receive correspondence from the Shareholders’ Representative, including in electronic form.

(b) If the Shareholders’ Representative shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Shareholders, then within 30 days after such resignation, death or disability, a majority-in-interest

60	*Confidential Treatment Requested

of the Effective Time Holders shall appoint a successor representative reasonably satisfactory to Parent. Any such successor shall become the “Shareholders’ Representative” for purposes of Article 9, the Escrow Agreement and this Section 10.1.

(c) A Shareholders’ Representative shall not be liable to the Effective Time Holders for any act done or omitted hereunder as Shareholders’ Representative except for gross negligence or willful misconduct. The Effective Time Holders shall indemnify each Shareholders’ Representative and hold each Shareholders’ Representative harmless against any loss, Liability or expense incurred and arising out of or in connection with the acceptance or administration of such Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by such Shareholders’ Representative, as set forth in Section 10.1(d) below.

(d) The reasonable expenses incurred by the Shareholders’ Representative while acting on behalf of the Company Shareholders under the authorization granted in this Section 10.1 shall be borne by the Effective Time Holders pro rata and shall be payable first out of the Shareholders’ Representative Funds and then out of the Escrow Fund; provided, however, that all payments to the Shareholders’ Representative out of the Escrow Fund pursuant to this Section 10.1(d) shall not exceed the actual amount of any earnings realized from the investments of all or any portion of the Escrow Fund.

10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.3 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement or to the Shareholders’ Representative shall be in writing and shall be deemed properly delivered, given and received (a) when received if hand delivered, (b) on the first Business Day of confirmation by sender of receipt if sent by facsimile or (c) on the first Business Day after being sent by registered overnight mail, return receipt requested, by overnight courier or by overnight express delivery service, to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

Company (before the Closing):

Sierra Monolithics, Inc.

5141 California Ave, Suite 200

Irvine, California 92617

Attention: Javed Patel, President and Chief Executive Officer

Fax No.: (949) 269-4590

with a mandatory copy to (which copy shall not constitute notice):

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304-1018

Attention: Michael C. Phillips, Esq.

Fax no.: (650) 494-0792

E-mail address: mphillips@mofo.com

Shareholders’ Representative (on its own behalf and for the benefit of the Company Shareholders):

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Facsimile No.: (415) 962-4147

Telephone No.: (415) 367-9400

with a mandatory copy to (which copy shall not constitute notice):

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304-1018

Attention: Michael C. Phillips, Esq.

Fax no.: (650) 494-0792

E-mail address: mphillips@mofo.com

Parent and Merger Sub:

Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

Attention: General Counsel

Fax no.: (805) 480-2157

with a mandatory copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

515 S. Flower Street, Twenty-Fifth Floor

Los Angeles, California 90071

Attention: Robert A. Miller, Esq.

Fax no.: (213)-627-0705

E-mail address: robertmiller@paulhastings.com

10.5 Time of the Essence. Time is of the essence of this Agreement.

10.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.8 Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). The parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the Central District of California (or, if subject matter jurisdiction in that court is not available, in the state courts of California located in the County of Los Angeles) over any dispute arising out of or relating to this Agreement, the Escrow Agreement or any agreement or instrument contemplated hereby or thereby or entered into in connection herewith or therewith or any of the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding will be heard and determined in such courts (and the courts hearing appeals from such courts). The parties hereby irrevocably waive, to the fullest extent permitted by applicable Legal Requirements, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY OR ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, neither party shall assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of the other party, which consent may not be unreasonably withheld or delayed.

10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

10.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14 Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, the Indemnitees and their respective successors and assigns (if any). No Employees or others may rely on this Agreement as the basis for any breach of contract claim against Parent, the Company or any related Entity. Nothing in this Agreement shall be deemed or construed to require Parent, the Company or any related Entity to employ any particular employee for any period of time. Nothing in this Agreement shall be deemed or construed to limit Parent’s, the Company’s or any related Entity’s right to terminate the employment of any employee, and nothing in this Agreement shall modify or amend any Employee Plan or other agreement, plan, program or document unless this agreement explicitly states that the provision “amends” such Employee Plan or other agreement, plan, program or document.

10.15 Entire Agreement. This Agreement and the Escrow Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

10.16 Construction; Interpretation. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section,

Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including, without limitation” and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

10.17 Waiver of Conflict of Interest. Parent and Merger Sub understand that the Company has been represented by Morrison & Foerster LLP as counsel to the Company, including in the preparation, negotiation and execution of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, and that Morrison & Foerster LLP has not represented any director or employee of the Company or any Company Securityholder in the preparation, negotiation and execution of this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Parent, Merger Sub and the Company acknowledge and agree that Morrison & Foerster LLP may after the Closing represent one or more of the Shareholders’ Representative, the Effective Time Holders and/or their Affiliates in matters related to the transactions contemplated by this Agreement and the Escrow Agreement including the representation of such Persons or their Affiliates in matters related to post-Closing claims made by Parent, the Surviving Corporation and any other Indemnitees under the indemnification provisions in Article 9 and other claims that may arise out of or relate to this Agreement. Parent and the Company hereby acknowledge, on behalf of themselves and their Affiliates, that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and they hereby waive any conflict arising out of such future representation with respect to the matters contemplated by this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SEMTECH CORPORATION
a Delaware corporation

By:	/s/ Mohan Maheswaran
Name:	Mohan Maheswaran
Title:	President and Chief Executive Officer

SIERRA MONOLITHICS, INC.
a California corporation

By:	/s/ Javed Patel
Name:	Javed Patel
Title:	President and Chief Executive Officer

By:	/s/ Trevor Roots
Name:	Trevor Roots
Title:	Chief Financial Officer, Secretary and Senior Vice President, Finance

SMI MERGER CORP.
a California corporation

By:	/s/ Mohan Maheswaran
Name:	Mohan Maheswaran
Title:	President and Chief Executive Officer

By:	/s/ Randall H. Holliday
Name:	Randall H. Holliday
Title:	Secretary

SHAREHOLDER REPRESENTATIVE SERVICES, LLC,
Solely in its capacity as Shareholders’ Representative

By:	/s/ Paul Koenig
Name:	Paul Koenig
Title:	Manager

[SIGNATURE PAGE TO AGREEMENT AND

PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Proposal” means any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Merger and the transactions expressly contemplated in this Agreement) involving: (A) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) the Company is a constituent corporation or is otherwise involved, (ii) a Person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder), of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 5% of the outstanding securities of any class of voting securities of the Company, or (iii) the Company issues securities representing more than 5% of the outstanding securities of any class of voting securities of the Company; (B) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company; or (C) any liquidation or dissolution of the Company.

“Administaff” means Administaff Companies II, LLP and any related Entity.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Aggregate Option Payment” has the meaning specified in Section 1.6(a).

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

“Agreement of Merger” has the meaning specified in Section 1.3.

“Antitrust Law” means Section 1 of the Sherman Antitrust Act, Sections 7 and 7A of the Clayton Antitrust Act and corresponding Legal Requirements of any state or foreign jurisdiction.

“Balance Sheet” has the meaning specified in Section 2.6(a).

“Benefit Plans” shall mean that portion of the Administaff 401(k) Plan attributable to the Company and the Company Affiliates and all other qualified retirement plans sponsored or maintained by the Company, Company Affiliates or any of the ERISA Affiliates.

“Business Day” means a day other than Saturday or Sunday and on which commercial banks are permitted by applicable Legal Requirements to be open for business in New York, New York and Los Angeles, California.

“Cause” means, with respect to an employee, that the Surviving Corporation or one of its Affiliates or the administrator of Parent’s 2008 Long-Term Equity Incentive Plan has determined that the employee (a) has been negligent in the discharge of his or her duties, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of disability or analogous condition) incapable of performing those duties and such negligence, refusal to perform, incompetency or lack of capability is not remedied in all material respects within 30 days following notice from the Surviving Corporation specifying in reasonable detail the performance issues giving rise to such notice, (b) has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Surviving Corporation or one of its Affiliates; or has committed a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (c) has materially breached any of the provisions of any agreement with the Surviving Corporation or one of its Affiliates or (d) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Surviving Corporation or one of its Affiliates; has improperly induced a vendor or customer to break or terminate any Contract with the Surviving Corporation or one of its Affiliates; or has induced a principal for whom the Surviving Corporation or one of its Affiliates acts as agent to terminate such agency relationship.

“CGCL” has the meaning specified in the Recitals.

“Change of Control Payments” means all bonuses, severance payments, accelerated payments and other similar payments that may become payable by the Company to any of the Company’s directors, officers or Employees in connection with or as a result of the consummation of the transactions contemplated by this Agreement, and any Taxes payable by the Company or loss of deduction to the Company associated therewith; provided, however, that any such payments resulting from the termination of an Employee by the Surviving Corporation after the Effective Time will not be deemed “Change of Control Payments.”

“Charter Amendment” has the meaning specified in the Recitals.

“Claim” has the meaning specified in Section 9.6(a).

“Closing” has the meaning specified in Section 1.3.

“Closing Date” has the meaning specified in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble.

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Compliance Certificate” has the meaning specified in Section 6.5(c).

“Company Constituent Documents” has the meaning specified in Section 2.2.

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or any of their assets are bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.

“Company Disclosure Schedule” means the schedule (dated as of the date of this Agreement and modifying the representations and warranties of the Company in Article 2) delivered to Parent on behalf of the Company on the date of this Agreement.

“Company Financial Statements” has the meaning specified in Section 2.6(a).

“Company Option” means any option to purchase shares of Company Capital Stock issued and outstanding under the Company Stock Option Plans or otherwise (including under any stock option issued by the Company outside of the Company Stock Option Plans).

“Company Optionholders” means the holders of Company Options.

“Company Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Company Product(s)” means each and all of the products of the Company (including without limitation all software products), whether currently being manufactured or distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of the Company on or prior to the one-year anniversary of the Closing Date.

“Company Proprietary Right(s)” means any Proprietary Rights owned by or licensed to the Company or otherwise used in the business of the Company.

“Company Returns” has the meaning specified in Section 2.16(a).

“Company Securities” means shares of Company Capital Stock and all outstanding options, warrants or other rights to purchase shares of Company Capital Stock, whether or not exercisable and whether or not vested.

“Company Securityholders” means the Company Shareholders and Company Optionholders, collectively.

“Company Shareholders” means the record holders of shares of issued and outstanding Company Capital Stock.

“Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Rights owned by or licensed to the Company or otherwise used by the Company.

“Company Stock Certificate” has the meaning specified in Section 1.7.

“Company Stock Option Plans” means the Company’s 2000 Stock Incentive Plan and the 2007 Stock Incentive Plan.

“Company Voting Debt” has the meaning specified in Section 2.4(c).

“Confidentiality Agreement” has the meaning specified in Section 5.3(b).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” means any written, oral or other legally binding agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature, whether express or implied.

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Damages” shall include any loss, damage, injury, decline in value, liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees and other professionals’ and experts’ fees), charge, cost (including costs of investigation and court or arbitration costs) or expense of any nature related thereto. For the avoidance of doubt, Damages shall include such fees and costs incurred by an Indemnitee in successfully pursuing an indemnifiable claim hereunder and such fees and expenses shall not be considered consequential, incidental or special damages for purposes of this Agreement.

“Dissenting Shares” has the meaning specified in Section 1.9.

“Effective Time” has the meaning specified in Section 1.3.

“Effective Time Holders” means the Company Shareholders (other than holders of solely shares of Company Capital Stock which constitute and remain Dissenting Shares) and holders of Vested Company Options as of immediately prior to the Effective Time.

“Employee” means each current or former employee of the Company (whether employed solely by the Company or by both the Company and Administaff).

“Employee Plan” means each domestic or foreign plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable laws, that is at any time sponsored, maintained or administered or required to be sponsored, maintained or administered by, the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate makes or has made or has or has had an (or has a contingent) obligation to make contributions, that provides benefits to the current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased Employees or any of the ERISA Affiliates or the dependents or beneficiaries of any of them (whether written or oral), or with respect to which the Company or any of the ERISA Affiliates has any liability or obligation, including (a) each salary, deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, restricted stock, restricted stock unit, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction); provided, however, that the term “Encumbrance” shall not include (a) statutory liens for Taxes, which are not yet delinquent or are being contested by appropriate proceedings, (b) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance, old age pension or other social security programs, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (e) such restrictions, defects, irregularities or imperfections of title or Encumbrances as do not materially adversely effect the use or value of the subject property or asset.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern

“ERISA” has the meaning specified in Section 2.17(a).

“ERISA Affiliate” means any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

“Escrow Agent” has the meaning specified in Section 1.10.

“Escrow Agreement” has the meaning specified in Section 1.10.

“Escrow Amount” has the meaning specified in Section 1.5(g)(i).

“Escrow Fund” has the meaning specified in Section 1.10.

“Escrow Period” has the meaning specified in Section 1.10.

“Excess Transaction Expenses” has the meaning specified in Section 1.5(g)(ii).

“Exchange Agent” has the meaning specified in Section 1.8(b).

“Exchange Fund” has the meaning specified in Section 1.8(b).

“Excluded Shares” means any Dissenting Shares and any shares of Company Capital Stock held by Parent, Merger Sub or any of their Subsidiaries.

“FAR” has the meaning specified in Section 2.15(b)(v).

“FCPA” has the meaning specified in Section 2.11(c).

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.

“Fundamental Representations” has the meaning specified in Section 9.1(a).

“GAAP” means United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

“Good Reason” means, with respect to an employee, that without such employee’s written agreement or other voluntary action, the Surviving Corporation or the Company or one of its affiliates (collectively, the “Employing Entity”) (a) reassigns such employee’s primary place of employment to a location that is more than 50 miles from such employee’s primary place of employment as of the Closing Date and that increases such employee’s one-way commute to work by at least 50 miles or (b) decreases such employee’s base rate of pay (other than in connection with a salary reduction plan or similar cost savings measures implemented by the Surviving Corporation and its Affiliates that affects all similarly situated employees in substantially the same manner); provided, however, that such employee must (i) provide the

Employing Entity with written notice of such employee’s intent to terminate his or her employment and a description of the event he or she believes constitutes Good Reason within 30 days after the initial existence of the event and (ii) the Employing Entity shall have 90 days after the employee provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”). Such employee will have five days following the end of the Cure Period to terminate his or her employment, after which Good Reason will no longer exist.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, pricing agreement, purchase order, delivery order, task order, grant, cooperative agreement, Government Contract Bid, change order, arrangement or other commitment or funding vehicle of any kind relating to the Company’s business between the Company and (i) a Governmental Body, (ii) any prime contractor to a Governmental Body or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

“Government Contract Bids” means quotations, bids and proposals for awards of new Government Contracts made by the Company for which no award has been made and for which the Company believes there is a reasonable prospect that such an award to the Company may yet be made.

“Government Contracting Officer” means a person defined in FAR 2.101 or an equivalent official with the authority to enter into and administer Government Contracts.

“Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Government Contract.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“HMO” has the meaning specified in Section 2.17(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” has the meaning specified in Section 2.6(c).

“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective employees, directors and stockholders of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

“Interim Balance Sheet” has the meaning specified in Section 2.6(a).

“Issued Patents” means all issued, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office and any other applicable Governmental Body.

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) such individual would have had knowledge of such fact following a reasonable investigation (which for the purposes of Section 2.17 shall include due inquiry to the appropriate Administaff Representatives), if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “knowledge” of a particular fact or other matter if any Person listed on Part 2.1(c)(iii) of the Company Disclosure Schedule has Knowledge of such fact or other matter.

“Leased Real Property” has the meaning specified in Section 2.18(b).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if, individually or in the aggregate, such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of “Material Adverse Effect” or other materiality or knowledge, qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have or give rise to a material adverse effect on (a) the business, financial condition, capitalization, assets, liabilities, operations or financial

*

performance of the Company, (b) the ability of the Company to consummate the Merger or any other material transactions contemplated by this Agreement or to perform any of its material obligations under this Agreement prior to the Termination Date or (c) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation and the Company; […***…] An event, fact, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such event, fact, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

“Material Contracts” has the meaning specified in Section 2.14(a).

“Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Merger” has the meaning specified in the Recitals.

“Merger Consideration” means the amount payable pursuant to Section 1.5 and Section 1.6 to Company Securityholders.

“Merger Consideration Allocation Schedule” has the meaning specified in Section 1.8(a).

“Merger Sub” has the meaning specified in the Preamble.

“Option Exchange Ratio” has the meaning specified in Section 1.6(b).

“Option Payment” has the meaning specified in Section 1.6(a).

“Order” means any writ, decree, injunction, order, judgment or similar action.

“Organizational Conflict of Interest” means, as defined in FAR 2.101, that because of other activities or relationships with other Persons, a Person is unable or potentially unable to render impartial assistance or advice to a Governmental Body, or the Person’s objectivity in performing the contract work is or might be otherwise impaired, or a Person has an unfair competitive advantage.

A-9	*Confidential Treatment Requested

“Parachute Payment Waiver” has the meaning specified in Section 5.6.

“Parent” has the meaning specified in the Preamble.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Stock Price” has the meaning specified in Section 1.6(b).

“Patents” means Issued Patents and Patent Applications.

“Patent Applications” means all published or unpublished non-provisional and provisional patent applications, and reexamination proceedings.

“Per Share Common Closing Consideration” has the meaning specified in Section 1.5(g)(iii).

“Per Share Common Escrow Consideration” has the meaning specified in Section 1.5(g)(iv).

“Per Share Series A Closing Consideration” has the meaning specified in Section 1.5(c).

“Per Share Series A Escrow Consideration” has the meaning specified in Section 1.5(c).

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning specified in Section 4.1.

“Proprietary Rights” means any (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, fictitious business names and domain name registrations, (iv) Copyrights, (v) Trade Secrets or (vi) other ideas, inventions, designs, manufacturing and operating specifications, technical data, software, firmware, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); and (b) right to use or exploit any of the foregoing in any jurisdiction throughout the world.

“Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of cash such Effective Time Holder is entitled to receive pursuant to Section 1.5 and Section 1.6 with respect to its Company Capital Stock and Vested Company Options and relative to the amount of cash all Effective Time Holders are entitled to receive pursuant to Section 1.5 and Section 1.6 with respect to their Company Capital Stock and Vested Company Options.

“Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office and any other applicable Governmental Body.

“Registered Trademarks” means all Trademarks for which registrations have been obtained or applications for registration have been filed in the United States Patent and Trademark Office and any other applicable Governmental Body.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, financial and other advisors and representatives.

“Requisite Shareholder Vote” has the meaning specified in Section 2.25(b).

“RSU” has the meaning specified in Section 5.4.

“RSU Pool” has the meaning specified in Section 5.5(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Escrow Amount” has the meaning specified in Section 1.5(g)(v).

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Shareholders’ Representative” has the meaning specified in the Preamble.

“Shareholders’ Representative Funds” has the meaning specified in Section 1.11.

“Subsidiary” Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Substituted Options” has the meaning specified in Section 1.6(b).

“Surviving Corporation” has the meaning specified in Section 1.1.

“Surviving Corporation Employees” has the meaning specified in Section 5.5(f).

“Tax” or “Taxes” means (a) taxes, charges, fees, imposts, levies, or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign law) and (d) any amounts payable under any tax sharing agreement or contractual arrangements.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” has the meaning specified in Section 8.1(f).

“Third-Party Software” has the meaning specified in Section 2.13(r).

“Threshold” has the meaning specified in Section 9.3(a).

“Total Merger Consideration” has the meaning specified in Section 1.5(g)(vi).

“Total Series A Closing Consideration” has the meaning specified in Section 1.5(g)(vii).

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, names or other symbols, whether or not registered or applied for registration, (ii) applications for registration of trademarks, service marks, logos, insignias, designs, names or other symbols, and (iii) trademarks, service marks, logos, insignias, designs, names or other symbols for which registration has been obtained.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses (including legal fees, accounting fees, investment banking fees and commissions and Shareholders’ Representative fees) that have been paid or are payable to third parties incurred by the Company prior to the date of this Agreement through and including the Closing Date, and which fees, costs and expenses are incurred in furtherance of the transactions contemplated by this Agreement and the Escrow Agreement, including all such fees, costs and expenses incurred by the Company in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and the Escrow Agreement and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement and the Escrow Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transaction

contemplated by this Agreement and the Escrow Agreement, and the obtaining of any consent of a Governmental Body required to be obtained in connection with any of such transactions, […***…] (d) the purchase of an extended reporting period endorsement or “tail” policy under or in connection with the Company’s existing directors’ and officers’ liability insurance policy and (e) the consummation of the Merger, including the amount of all Change of Control Payments.	*

“Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying the amount of Transaction Expenses (including an itemized list of each Transaction Expense with a description of the nature of such expense and the Person to whom such expense was or is owed). The Transaction Expenses Certificate shall include a representation of the Company, certified by the Chief Financial Officer of the Company solely in his capacity as such, that such certificate includes all of the Transaction Expenses paid or payable at any time prior to, at or following the Closing Date.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Vested Company Option” means (a) such portion of a Company Option which is, immediately prior to the Effective Time, vested and exercisable, and (b) any portion of a Company Option that will vest automatically in accordance with its terms solely by reason of the consummation of the Merger and which is cashed out in accordance with Section 1.6(a).

“WARN Act” has the meaning specified in Section 2.17(r).

“Welfare Plan” means any “welfare plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA).

“Withholding Payee” has the meaning specified in Section 2.16(g).

“Written Consent” has the meaning specified in Section 4.5(a).

A-13	*Confidential Treatment Requested